            U.S. SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                          FORM SB-2
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      MEGAPRO TOOLS INC.
    (Exact name of Registrant as specified in its charter)

NEVADA                                        91-2037081
------                                        ----------
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                Identification Number)

Neil Morgan, President
#5 - 5492 Production Boulevard
Surrey, British Columbia                      V3S 8P5
------------------------------                -------
(Name and address of principal                (Zip Code)
executive offices and agent for service
of process)

Registrant's telephone number, including area code: (604) 533-1777

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                   |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                   |__|

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box. 			                |__|

               CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------
TITLE OF EACH                   PROPOSED    PROPOSED
CLASS OF                        MAXIMUM     MAXIMUM
SECURITIES                      OFFERING    AGGREGATE    AMOUNT OF
TO BE          AMOUNT TO BE     PRICE PER   OFFERING     REGISTRATION
REGISTERED     REGISTERED       SHARE (1)   PRICE (2)    FEE (2)
----------------------------------------------------------------------
Common Stock   947,100 shares   $1.00       $947,100     $250
----------------------------------------------------------------------
(1) Based on last sales price on January 20, 2000
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                    COPIES OF COMMUNICATIONS TO:
                        Michael A. Cane, Esq.
                   2300 W. Sahara Blvd., Suite 500
                         Las Vegas, NV 89102
                            (702) 312-6255

         SUBJECT TO COMPLETION, Dated June 20, 2000



                         PROSPECTUS


                      MEGAPRO TOOLS INC.
                       947,100 SHARES
                        COMMON STOCK
                      ----------------


The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. See the section entitled "Selling Shareholders." The shares were acquired by the selling shareholders directly from us in four private offerings that were exempt from registration under the US securities laws. See the section entitled "Description of Securities."

Our common stock is presently not traded on any market or securities exchange.



                      ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 4 - 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ----------------



The Date Of This Prospectus Is:  June 20, 2000

                       TABLE OF CONTENTS

                                                                  PAGE

Summary ..........................................................   3
Risk Factors .....................................................   4
Use of Proceeds ..................................................   8
Determination of Offering Price ..................................   8
Dilution .........................................................   8
Selling Shareholders .............................................   8
Plan of Distribution .............................................  18
Legal Proceedings ................................................  19
Directors, Executive Officers, Promoters and Control Persons .....  19
Security Ownership of Certain Beneficial Owners and Management ...  20
Description of Securities ........................................  21
Interest of Named Experts and Counsel ............................  22
Disclosure of Commission Position of Indemnification
   for Securities Act Liabilities ................................  22
Organization Within Last Five Years ..............................  22
Description of Business ..........................................  23
Management Discussion and Analysis, Financial Results
   and Operating Conditions ......................................  31
Description of Property ..........................................  35
Certain Relationships and Related Transactions ...................  35
Market for Common Equity and Related Stockholder Matters .........  37
Executive Compensation ...........................................  38
Financial Statements .............................................  40
Changes in and Disagreements with Accountants Disclosure .........  40
Available Information ............................................  41


Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

MegaPro Tools Inc.

We are in the business of designing, manufacturing and marketing a line of multi-bit screwdrivers known as the MegaPro screwdrivers. Our screwdriver products are unique screwdrivers that incorporate a patented retracting cartridge that can hold multiple screwdriver bits. We are licensed to sell screwdriver products incorporating the patented cartridge design in the United States and Canada. We have developed a line of multi-bit screwdriver products that incorporate the patented cartridge design and that offer enhanced functionality, productivity and ease of use.

We sell our screwdriver products to both the industrial and commercial tools market and to the retail market. Presently, approximately 80% of our sales are to the industrial and commercial tools market and approximately 20% of our sales are to the retail tools market. Our business objective is to expand sales of our screwdriver products to the retail market, which we believe to be about ten times larger than the industrial and commercial tools market, while preserving and increasing our sales to the industrial and commercial market.

Our principal executive offices are located at #5 - 5492 Production Boulevard, Surrey, British Columbia and our phone number is (604)
533-1777.


Securities Being Offered

Up to 947,100 shares of common stock. See section entitled Description of Securities.


Securities Issued And to be Issued

6,847,100 shares of common stock are issued and outstanding as of the date of this prospectus. This number excludes a total of 260,000 shares of common stock subject to outstanding options. All of the common stock to be sold under this prospectus will be sold by existing shareholders. See section entitled Description of Securities.


Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders. See section entitled Plan of Distribution.

                         RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If We Are Not Successful In Increasing Sales Of Our Screwdriver
Products To The Retail Market, Then We May Not Earn Sufficient
Revenues To Cover The Cost Of Our Expansion And Our Business And
Financial Condition May Be Harmed.

Currently, we earn approximately 80% of our revenues from sales of our screwdriver products to the industrial and commercial tools market. We are planning significant growth in the sales of our screwdriver products and the number of screwdriver products we offer for sale. Our planned business expansion contemplates increasing sales of our screwdriver products to the retail tools market as we estimate that the retail tools market is approximately ten times the size of the industrial and commercial tools market. This planned growth will require us to hire additional personnel, increase our production capacity, and generally expand our business operations. This expansion will result in our operating costs increasing. If we are not successful in increasing our sales to the retail tool market in an amount that exceeds our increased operating costs, then our business will be harmed. In addition, continued growth could strain our management, production, engineering, financial and other resources. Any failure to manage this expansion could have a materially adverse effect on our business financial condition and results of operations, such as an increase in expenses or a decrease in profit margins and net income.

If We Lose Any Of Our Large Customers, Our Revenues Could
Substantially Decrease.

Most of our sales of screwdriver products are derived from a small number of customers. Sales to Cully Enterprises, our largest customer, accounted for 18.3% of our net revenues in 1999, 23.0% of our net revenues in 1998 and 30.7% of our net revenues in 1997. A significant decrease in sales to, or the loss of, any of our major customers would have a material adverse effect on our business prospects, operating results and financial condition, such as a substantial decline in revenues.

If We Fail To Develop New Distribution Channels, Then Our Revenue
Growth May Be Diminished And Our Business And Financial Condition
May Be Harmed.

We cannot ensure that we will be able to develop new distribution channels that will be required to penetrate the retail market or that this growth strategy will be implemented successfully. Our growth depends on our ability to develop new distribution channels in order to sell our product in the retail market. The challenges that we face in developing new distribution channels will include:

*     Establishing retail consumer recognition of our products;

* Establishing new distribution arrangements with experienced distributors in the retail market;

*     Managing existing relationships with our current distributors;

* Displacing relationships that potential new distributors have with current product vendors.

Our failure to develop new distribution channels and our inability to penetrate the retail market and generate future revenues will have a material adverse effect on our business prospects, operating results and financial condition.

If We Lose Our President, Mr. Neil Morgan, Our Ability To Manage Our Business Could Be Adversely Impacted And Our Business And Financial Condition May Be Harmed.

Our performance and future success depends to a significant extent on our senior management and technical personnel; in particular the experience and continued efforts of Mr. Neil Morgan, the Company's founder, President and Chief Executive Officer. The loss of Mr. Morgan could have a material adverse effect on our business prospects. We presently do not have an employment agreement with Mr. Morgan.

As We Do Not Have Any Long Term Agreements With Our Manufacturers, Our Business May Be Interrupted And Revenues Lost In The Event That We Are Not Able To Use Our Current Manufacturers To Manufacture Our Screwdriver Products.

We do not manufacture the components used to make our screwdriver products. We rely on outside manufacturers for the manufacture of each component of our screwdriver products and the assembly of our screwdriver products. We do not have long term manufacturing agreements with any of our manufacturers. In addition, our license agreement with Winsire Enterprises Corporation requires that we use one of two designated manufacturers for the manufacture of the patented cartridge designs. If we are not able to maintain our relationships with our current manufacturers, or if our current manufacturers increase their cost of manufacturing the components comprising our screwdriver products, then our business prospects, operating results and financial condition may be harmed as a result of any increased costs or business disruption which we incur as a result of establishing new manufacturing relationships.

Our Inability To Obtain Acceptance Of Our New Products In The
Marketplace Could Adversely Affect Our Ability To Generate New
Revenues And New Customers.

We are in the process of developing new products that are variations of our current line of screwdriver products. Our future success will depend in part on our continuous and timely development and introduction of these new products into the market. We can provide no assurance that our new products will be accepted by our distributors or that they will obtain market acceptance by the ultimate purchasers. Acceptance of our new products will depend on:

*     products introduced by our competitors;
*     the success of our marketing efforts;
*     our success in establishing distributors for our new products;
      and
*     the functionality, quality and pricing of our new products.

If we are not successful in achieving market acceptance of our new products, then our business prospects, financial condition and operating results will be harmed as a result of the increased costs we will incur in developing these products and our inability to generate increased revenues from their sale.

We Face Competition In The Screwdriver Product Market That Could
Adversely Affect Our Sales.

The screwdriver product market in which we compete is a mature and highly competitive market. Our competition includes many companies that have significantly greater financial, technical, manufacturing, sales and marketing resources than we do. These competitors offer products that are similar to our screwdriver products, or are different products with similar functionalities. We have designed our screwdriver products to offer functionality, ease of use and performance that exceeds the functionality, ease of use and performance of products offered by our competitors. However, we can provide investors with no assurance that we will be able to compete with our competitors, particularly in view of the fact that many of our competitors own well-known brands, enjoy a large end-user base, have established distribution relationships and long-standing customer relationships. Our failure to compete successfully against our current or future competitors would have a material adverse effect on our business, operating results and financial condition, including loss of customers, decline in revenues and loss of market share.

If We Are Unable To Obtain Raw Materials Or Components Of Our
Products At Our Current Prices, Then Our Manufacturing Capability
And results Of Operation Will Be Adversely Affected.

We purchase raw materials and key components of our screwdriver products from third party vendors. Although there are alternative sources for many of the raw materials and components, we could experience manufacturing and shipping delays if it became necessary to replace current suppliers or manufacturers. In addition, the prices of raw materials supplied by certain vendors are subject to a number of factors including general economic conditions, competition, labor costs and general supply levels. Our inability to obtain reliable and timely supplies of raw materials and components on a cost-effective basis, or an unanticipated change in suppliers or manufacturers could have a material adverse effect on our ability to manufacture our screwdriver products and our revenues and profitability.

If The Patent Protection Of Our Screwdriver Design Is Lost, Our
Business And Financial Condition May Be Harmed.

Our ability to generate revenues and to maintain our competitive position depends in part on the ability of Winsire Enterprises Corporation to maintain patent protection for the cartridge design of our screwdriver products. These patents expire in the Year 2012 in the United States and in the Year 2012 in Canada. We can provide no assurance to investors that the patent we licensed will not be challenged, invalidated, or circumvented by other manufacturers in the future.

If We Are Found Liable In A Product Liability Lawsuit Arising From The Use Of Our Screwdriver Products, Our Business And Financial
Condition May Be Harmed.

We face potential risk of product liability claims because our screwdriver products are used in activities where injury may occur, including in the building and construction industries. Although we do have product liability insurance coverage, we cannot be certain that this insurance will adequately cover all product liability claims or that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. If we are found liable for damages with respect to a product liability claim and our insurance coverage is inadequate to satisfy the claim, then our business, operating results and financial condition could be materially and adversely affected.

Because The Morgan Family And Worldwide Envision Products Ltd. Control All Matters Requiring Shareholder Approval, There Is A Possibly That They May Cause The Company To Act Or Refrain From Acting In A Way That Is Inconsistent With The Best Interest Of Shareholders Other Than Themselves.

Upon the completion of this Offering, Mr. Neil Morgan, Mrs. Maria Morgan and Envision Worldwide Products Ltd. will be able to control all matters requiring shareholder approval. Mr. Neil Morgan, our President and a Director, and his spouse, Mrs. Maria Morgan, beneficially own 4,017,600 shares of our common stock, representing 58.7% of our outstanding common stock. Worldwide Envision Products Ltd. owns 1,537,600 shares of our common stock, representing 22.6% of our outstanding common stock. Mr. Morgan, Mrs. Morgan and Envision Worldwide Products Ltd. have executed a shareholders agreement which provides that they will vote their shares of the Company such that the Board of the Directors of the Company will consist of three directors, two of whom are appointed by Mr. and Mrs. Morgan, and one of whom is appointed by Envision Worldwide Products Ltd. Accordingly, the Morgan Family and Envision Worldwide Products Ltd. will have the ability to elect all of the directors of the Board and will have the ability to approve or disapprove all significant corporate transactions to which we are a party. This control over all matters requiring shareholder approval could lead Mr. and Mrs. Morgan and Envision Worldwide Products to cause us to enter into agreements, take actions or refrain from taking action that is in their individual best interests, but not in the best interests of other shareholders.

If We Issue Additional Shares Of Our Common Stock In Order To Raise Additional Capital, Shareholder's Interests In The Company Will Be Diluted.

We anticipate that we will be required to raise additional equity and debt capital in order to continue our current level of operations and to expand our business operations. We have no additional equity or debt financing currently in place. Financings may not be available to us when needed for our expansion or, if available, may be on unfavorable terms. We anticipate that any additional equity financing will result in dilution to existing shareholders. If we are unable to obtain additional financing, then we anticipate that we will not be able to complete our business expansion as projected. This inability to expand will most likely have a material adverse effect on our business, operating results and financial condition.

Because There Is No Market For Our Common Stock, Our Stock Will Be Difficult To Sell, And If A Market For Our Common Stock Develops,
Then Our Stock Price May Be Volatile.

There is no market for our common stock and we can provide investors with no assurance that a market will develop. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

1.    actual or anticipated variations in our results of operations;
2.    our ability or inability to generate new revenues;
3.    increased competition; and
4. conditions and trends in the general economy and the industrial tools markets.

Further, we anticipate that our common stock may be traded in the
future on the NASD over the counter bulletin board.   Companies
traded on the bulletin board have traditionally experienced extreme price and volume fluctuations. We can provide no assurance that our common stock will be traded on the over the counter bulletin board. If our common stock is traded on the bulletin board, our stock price may be adversely impacted by factors that are unrelated or disproportionate to our operating performance.

Because A Portion Of Our Operating Expenses And Revenues Are In
Canadian Dollars, Our Financial Results And Operating Condition May Be Impacted By Currency Fluctuations In The Canadian Dollar In
Comparison To The U.S. Dollar.

Our reporting currency is the U.S. dollar. Approximately 51% of our operating expenses are incurred in Canadian dollars as our principal executive office is located in Surrey, British Columbia, Canada. In addition, approximately 40% of our revenues are earned from sales of our screwdriver products in Canada in Canadian dollars.
Accordingly, our financial results and operating condition will be affected by currency fluctuations in the Canadian dollar in comparison to the U.S. dollars.

                    FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

                         USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                DETERMINATION OF OFFERING PRICE

We will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See section entitled Selling Shareholders.

                            DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                      SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 947,100 shares of common stock offered through this prospectus. The shares include the following:

1.	300,000 shares of our common stock that the selling shareholders acquired from us when we acquired our subsidiary, Mega Tools
Ltd. from Maria Morgan, Envision Worldwide Products Ltd.,
Robert Jeffery, Lex Hoos, and Eric Paakspuu.

2.	350,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act;

3.	115,500 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act;

4.	134,100 shares of our common stock that the selling shareholders acquired from us in an offering of common stock that was exempt from registration under Rule 504 of Regulation D of the Securities Act.

5.	47,500 shares of our common stock that the selling shareholders acquired from us in an offering of common stock that was exempt from registration under Rule 504 of Regulation D of the Securities Act.

The following table provides as of June 20, 2000, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;

2.	the total number of shares that are to be offered for each;

3.	the total number of shares that will be owned by each upon
completion of the offering;

4.	the percentage owned by each; and

5.	the identity of the beneficial holder of any entity that owns the shares.

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------

Maria Morgan          4,017,600       194,400   3,823,200   55.8%
19767 - 35A Avenue
Langley, BC  V3A 7C6

Envision Worldwide    1,537,600        74,400   1,463,200   21.4%
Products Ltd.
5468 Duff Drive
Cincinnati, OH  45246
Beneficial Owner: Ronn Price

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Robert Jeffery          796,400       371,600     424,800  6.2%
Box 404
Union Bay, BC  V0R 3B0

Lex Hoos                 99,200         4,800      94,400  1.4%
3880 Oak Street
Vancouver, BC  V6H 2M5

Eric Paakspuu           104,200         9,800      94,400  1.4%
172 Lakeside Court
Penticton, BC  V2A 7W8

A.M.H. Management Ltd.    2,500         2,500         NIL  NIL
Box 865
Nanaimo, BC  V9R 5N2
Beneficial Owner: Ted Harris

Anthony E.G. Alderson     2,500         2,500         NIL  NIL
2518 West 3rd Avenue
Vancouver, BC  V6K 1M1

Brian Blundell            5,000         5,000         NIL  NIL
1602 - 1065 Quayside Drive
New Westminster, BC  V3M 1C5

Martin Browne            10,000        10,000         NIL  NIL
900 - 609 Granville Street
Vancouver, BC  V7Y 1H4

Ray Clarke                2,500         2,500         NIL  NIL
201 - 755 Queens Avenue
Victoria, BC  V8T 1M2

David Jordan Cluff        2,500         2,500         NIL  NIL
4533 West 15th Avenue
Vancouver, BC  V6R 3B3

Craig Davies              2,500         2,500         NIL  NIL
213 - 19721 64th Avenue
Langley, BC  V2Y 1L1

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
David Drewry              1,500         1,500         NIL  NIL
Box 845,
Cumberland, BC  V0R 1S0

Tilly Enriquez            5,000         5,000         NIL  NIL
201 - 755 Queens Avenue
Victoria, BC  V8T 1M2

Aaron Fader               5,000         5,000         NIL  NIL
1435, 132nd Street
South Surrey, BC  V4A 4B3

Grant Guardiero           2,500         2,500         NIL  NIL
104 Victoria Road
Nanaimo, BC  V9R 4P3

Scott Higgins             2,500         2,500         NIL  NIL
12641 Malabar Avenue
White Rock, BC  V4B 2X8

Denise Jeffery            5,000         5,000         NIL  NIL
104 - 2466 West 3rd Avenue
Vancouver, BC  V6K 1L8

Dwight Johnson            2,500         2,500         NIL  NIL
3300 Smith Drive, RR#2
Armstrong, BC  V0E 1B0

Brad A. Kehoe             1,500         1,500         NIL  NIL
6244 Jade Court
Richmond, BC  V7C 5A7

Norman I. Kerr            2,500         2,500         NIL  NIL
P.O. Box 363
Kamloops, BC  V2C 5K9

Norman Lee                2,500         2,500         NIL  NIL
6487 Dufferin Avenue
Burnaby, BC  V5H 3T2

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Darcy Lynn                2,500         2,500         NIL  NIL
267 Ellis Avenue
Toronto, ON  M6S 2X4

Darcy Lynn, in Trust      2,500         2,500         NIL  NIL
For Matthew Lynn
267 Ellis Avenue
Toronto, ON  M6S 2X4

Edward Maskall            2,500         2,500         NIL  NIL
5500 Woodwards Road
Richmond, BC  V7E 1H1

Karen McNulty             2,500         2,500         NIL  NIL
5393 Opal Pl.
Richmond BC  V7C 5B4

William Messinezis        2,500         2,500         NIL  NIL
2014 West 15th Avenue
Vancouver, BC  V6J 2L5

William F. Miloglav       5,000         5,000         NIL  NIL
5560 Woodwards Road
Richmond, BC  V7E 1H1

Frances L. Naumoff        2,500         2,500         NIL  NIL
17 Cuthbert Crescent
Toronto, ON  M4S 2G9

Andrew Roberts            2,500         2,500         NIL  NIL
2420 Carmaria Court
N. Vancouver, BC  V7J 3M4

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Richard H. Suddaby        2,500         2,500         NIL  NIL
6211 Milburough Town Line
RR#3, Burlington, ON  L0P 1B0

Kathryn Sutherland        2,500         2,500         NIL  NIL
1254 East 23 Avenue
Vancouver, BC  V5V 1Y9

Kelly Toyota              2,500         2,500         NIL  NIL
3167 Trailwood Drive
Burlington, ON  L7M 2Z7

Cheryle Watson            2,500         2,500         NIL  NIL
260 Moss Hill Place
Victoria, BC  V9C 3Z2

R. Cameron Watt           5,000         5,000         NIL  NIL
574 Shannon Crescent
N. Vancouver, BC  V7N 2Y9

Karen Winfield            2,500         2,500         NIL  NIL
3520B Willow Street
Vancouver, BC  V5Z 3R1

Winsire Enterprises      12,500        12,500         NIL  NIL
Corporation
210 Tenth Avenue
New Westminster, BC  V3L 2B2
Beneficial Owner:  Hermann Fruhm

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Michael Barker           10,000        10,000         NIL  NIL
1627 General Crescent
Moose Jaw, SK  S6H 6MZ

Robert N. Lougheed       15,000        15,000         NIL  NIL
12907 Crescent Road
S. Surrey, BC  V4P 1J6

Helmut Dahl &             5,000         5,000         NIL  NIL
Beverley R. Dahl
2566 138A Street
Surrey, BC  V4P 2M1

Corrine J. Zajac          5,000         5,000         NIL  NIL
#403-1000 Beach Avenue
Vancouver, BC  V6E 4M2

G. Werner Spangehl       10,000        10,000         NIL  NIL
13258 - 19A Avenue
Surrey, BC  V4A 7B2

Michael Levy             15,000        15,000         NIL  NIL
13303 - 25th Avenue
Surrey, BC  V4P 1Y6

Alan Merriman             2,100         2,100         NIL  NIL
2416 127B Street
S. Surrey, BC  V4A 8N8

Dennis A. Birch Trust    10,000        10,000         NIL  NIL
11808 Rancho Bernardo Road
PMB 123-409
San Diego, CA  92128

Murray Glen Reid          5,000         5,000         NIL  NIL
#54-14877 33rd Avenue
Surrey, BC

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Tim Barker               10,000        10,000         NIL  NIL
3486 - 155 Street
Surrey, BC  V4B 4A3

Central Commercial       10,000        10,000         NIL  NIL
Enterprises Ltd.
3353 S. Main Street, PMB 516
Salt Lake City, UT  84115
Beneficial Owner:  Steven Porter

Warren Fredrickson        4,500         4,500         NIL  NIL
1626 - 164 Street
Surrey, BC  V4P 2R4

Steve Savage              5,000         5,000         NIL  NIL
11390 Northern Crescent
Delta, BC  V4E 2P7

Fred Dalgleish            7,500         7,500         NIL  NIL
1566 Westlake Road
Kelowna, BC

Alexander C. Weemers      5,000         5,000         NIL  NIL
2311 Ennerdale Road
North Vancouver, BC  V7J 3H5

Eastern Consulting Corp. 10,000        10,000         NIL  NIL
6638 Grande Orchid Way
Delray Beach, FL  33446
Beneficial Owner:  Mark Sporn

Daniel L. Bowser          2,500         2,500         NIL  NIL
2016 Buoy Drive
Stafford, VA 22554

Jack E. Brown             5,000         5,000         NIL  NIL
13842 Belvedere Drive
Poway, CA 92064

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Sheron M. Brown           5,000         5,000         NIL  NIL
13842 Belvedere Drive
Poway, CA 92064

Janell Deuel              2,500         2,500         NIL  NIL
5708 Heron Drive
West Chester, OH 45069

Patrick A. Deuel          2,500         2,500         NIL  NIL
5708 Heron Drive
West Chester, OH 45069

Kimberly E. Farrell       2,500         2,500         NIL  NIL
8145 Cherry Laurel Drive
Liberty Township, OH 45044

Tom Farrell               2,500         2,500         NIL  NIL
8145 Cherry Laurel Drive
Liberty Township, OH 45044

Marion Forrest-Bowser     2,500         2,500         NIL  NIL
2016 Buoy Drive
Stafford, VA 22554

Kenneth W. Gensheimer     2,500         2,500         NIL  NIL
7356 Coachford Drive
West Chester, OH 45069

Theresa R. Gensheimer     2,500         2,500         NIL  NIL
7356 Coachford Drive
West Chester, OH 45069

Robert D. Holmes          2,500         2,500         NIL  NIL
2709 No. Park Drive
Bellingham, WA 98225

Sylvester Klusczinski     2,500         2,500         NIL  NIL
3231 White Maple Court
South Bend, IN 46628

                                               Total
                      Shares    Total Number   Shares To
                      Owned     Of Shares To   Be Owned    Percent
                      Prior     Be Offered     Upon Com-   Owned Upon
Name Of               To This   For Selling    Pletion Of  Completion
Selling   	          Offer-    Shareholders   This        Of This
Stockholder           Ing       Account        Offering    Offering
--------------------  --------- -------------  ----------  --------------
Berardo Paradiso          5,000         5,000         NIL  NIL
46 Arleigh Road
Great Neck, NY 11021

Royce R. Schultz          2,500         2,500         NIL  NIL
7378 Coachford Drive
West Chester, OH 45069

Diane & James E. Simones  2,500         2,500         NIL  NIL
22287 San Joaquin Drive W.
Canyon Lake, CA 92587

Stanton Weston            2,500         2,500         NIL  NIL
903  11th Lane
Fox Island, WA 98333

Via Holdings Inc.         5,000         5,000         NIL  NIL
P.O. Box 1044 GT
Grand Cayman, Cayman Islands
Beneficial Owner:  Dominic Busto

-------------------------------------------------------------------------

Except as otherwise noted, the party named above beneficially owns and has sole voting and investment power over all shares or rights to
these shares.   The second column of this table assumes that none of
the selling shareholders sells shares of common stock not being offered through this prospectus or purchases additional shares of common stock. The percentages provided above are based on 6,847,100 shares outstanding on June 20, 2000.

Ms. Maria Morgan is the spouse of Mr. Neil Morgan, a director and our president. Envision Worldwide Products Ltd. is a party to a shareholders agreement with Ms. Maria Morgan and Mr. Neil Morgan in which Envision has agreed to vote its shares of common stock with the Morgans such that our board of directors will consist of three directors, two of whom are selected by Maria Morgan and one of whom is selected by Envision.

Except as identified above, none of the selling shareholders or their beneficial owners:

1.	has had a material relationship with the Company other than as a shareholder as noted above at any time within the past three years; or
2.	has ever been an officer or directors of the Company.

                      PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may
from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales; or
5.	in any combination of these methods of distribution.

The sales price to the public may be:

1.	the market price prevailing at the time of sale;
2.	a price related to such prevailing market price; or
3.	such other price as the selling shareholders determine from
time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide to investors no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be paid by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of our securities or attempt to
induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                       LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.


   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of June 20, 2000 are as follows:

Directors:

Name of Director             Age
----------------------       -----
Neil Morgan                  47

David Bonner                 43

Executive Officers:

Name of Officer              Age          Office
----------------------       -----        -----------------------
Neil Morgan                  47           President and
                                          Chief Executive Officer

David Bonner                 43           Secretary and Treasurer

We have set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Mr. Neil Morgan is our president and is one of our directors. Mr. Morgan founded our business in 1994 and has been our president and chief executive officer since our inception. Mr. Morgan owned his own business from 1992 to 1994 prior to organizing Mega Tools Ltd. Mr. Morgan was a broker with Goepel McDermid Inc. from 1990 to 1992. Mr. Morgan was a broker with Midland Walwyn from 1986 to 1990.

Mr. David Bonner is our secretary and treasurer and is one of our directors. Mr. Bonner joined us as vice-president of sales and marketing in June, 1998. Mr. Bonner was a principal in a marketing and consulting firm known as Digital Age Marketing Inc. from December, 1995 to June, 1998. Mr. Bonner was an independent marketing consultant from December, 1992 to December, 1995.

Term of Office

Our Directors are appointed for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.


   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of June 20, 2000, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

                  Name and address         Amount of              Percent
Title of class    of beneficial owner      beneficial ownership   of class(1)
----------------  -------------------      --------------------   -----------
Common Stock      Neil Morgan              4,147,600 shares       60.6%
                  Director, President
                  19767 35 A Avenue
                  Langley, BC  V3A 7C6

Common Stock      David Bonner             NIL shares             NIL
                  Director, Secretary and
                  Treasurer
                  18548 - 65 Avenue
                  Cloverdale, BC  V3S 8S9

Common Stock      All Officers and
                  Directors                4,147,600 shares       60.6%
                  as a Group (2 persons)

Common Stock      Envision Worldwide
                  Products Ltd.            1,537,600 Shares       22.5%
                  5468 Duff Drive,
                  Cincinnati, Ohio
                  USA   45246

Common Stock      Robert E. Jeffery          796,400 Shares       11.6%
                  P.O. Box 404
                  Union Bay, BC
                  V0R 3B0

-------------------------------------------------------------------------

Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 20, 2000. As of June 20, 2000, there were 6,847,100 shares of the Company's common stock issued and outstanding. In addition, there were 260,000 shares subject to options exercisable within 60 days of the date of this registration statement. The percentages in this table were therefore determined using the combination of these two figures.

The 4,017,600 shares of common stock are legally and beneficially owned by Mrs. Maria Morgan, the spouse of Mr. Neil Morgan, a director and our president. Mr. Morgan has been granted options to purchase 130,000 shares of our common stock, all of which are fully vested and are immediately exercisable. The shares which are the subject of these options are included in Mr. Morgan's beneficial ownership.

                  DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 25,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of June 20, 2000, there were 6,847,100 shares of our common stock issued and outstanding that were held by approximately 70 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion rights and there are no redemption provisions applicable to our common stock.

Holders of our common stock have a preemptive right, granted on uniform terms and conditions prescribed by the board of directors to provide a fair and reasonable opportunity to exercise the right to acquire proportional amounts of the Corporation's unissued shares upon any decision of the board of directors to issue additional shares of our common stock. The preemptive rights of stockholders of the Corporation will terminate and will cease to be of any force and effect upon the effectiveness of any registration statement filed by the Company with the United States Securities and Exchange Commission under Section 12(b) or (g) of the Securities Exchange Act of 1934.

            INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, LLC, our independent counsel, has provided an opinion on the validity of our common stock.

                            EXPERTS

The financial statements included in this prospectus and the registration statement of which this prospectus forms a part have been audited by BDO Dunwoody, LLP, chartered accountants, to the extent and for the periods set forth in their report and appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of BDO Dunwoody, LLP, chartered accountants, as experts in accounting and auditing.


DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                         ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


             ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in December, 1998 under the laws of the state of Nevada. We conduct our business operations through our two wholly owned subsidiaries, Mega Tools Ltd. and Mega Tools

USA, Inc. We acquired each of Mega Tools Ltd. and Mega Tools USA, Inc. on September 30, 1999. Prior to September 30, 1999, Mega Tools USA, Inc. was operated as a subsidiary of Mega Tools Ltd.

We acquired Mega Tools Ltd. from Ms. Maria Morgan, Envision Worldwide Products Ltd., Mr. Robert Jeffery, Mr. Lex Hoos and Mr. Eric Paakspuu in exchange for the issue of 6,200,000 restricted shares of our common stock. We acquired Mega Tools USA, Inc. from Mega Tools Ltd. in exchange for the payment of $340,000 which was satisfied by the issue of a demand promissory note by us to Mega Tools Ltd. Our acquisition of Mega Tools USA, Inc. was completed immediately prior to our acquisition of Mega Tools Ltd.

Our president, Neil Morgan, was the Company's sole promoter upon its inception. Other than the issue of stock to Ms. Maria Morgan upon our acquisition of Mega Tools Ltd., Mr. Morgan has not entered into any agreement with the Company in which he is to receive from the Company or provide to the Company anything of value.

Mega Tools Ltd. was incorporated as a British Columbia, Canada company on January 7, 1994. Mega Tools USA, Inc. was incorporated under the laws of the State of Washington on April 18, 1994.

Our principal executive offices are located at #5 - 5492 Production Boulevard, Surrey, British Columbia, Canada V3S 8P5. Our telephone number is (604) 533-1777.


                     DESCRIPTION OF BUSINESS

We are in the business of designing, manufacturing and marketing a line of multi-bit screwdrivers known as the MegaPro screwdrivers. Our screwdriver products are unique screwdrivers that incorporate a patented retracting cartridge that can hold multiple screwdriver bits. We are licensed to sell screwdriver products incorporating the patented cartridge design in the United States and Canada. We have developed a line of multi-bit screwdriver products that incorporate the patented cartridge design and that offer enhanced functionality, productivity and ease of use.

We currently sell our screwdriver products to both the industrial and commercial tools market and to the retail market in both the United States and Canada. Our business objective is to expand sales of our screwdriver products to the retail market.

Industry Overview
-----------------

Our screwdriver products are hand tools that are sold in the industrial, commercial and retail markets.

Industrial and Commercial Tools Market

The industrial and commercial tools market for our screwdriver products is the market where the professional tradesman purchases his tools and supplies. The market includes electrical, plumbing, industrial and contractor supply stores. Sales of screwdriver products to the industrial and commercial market are through established industrial tool distributors.

Retail Tools Market

The retail market for our screwdriver products is characterized by large, nation-wide retailers and big box home center stores. These retailers include companies such as Home Depot, Sears, Truserve, Ace Hardware, Target and WalMart. The consumers who purchase hand tool products from these retailers include both professional tradesmen and home consumers. We estimate that sales of screwdriver products to this retail market are approximately ten times the number of sales of screwdriver products to the industrial and commercial tools market.

The retail tools market has changed dramatically in recent years with the emergence of large home center stores owned by nation wide retailers. Management believes that these large home center stores offer us a significant business opportunity because they typically limit their purchases of hand tools products to a few leading national brands and promote their own store brands in order to promote customer loyalty. Our objective is establish sales of our screwdriver products in these large home center stores by both: (i) establishing our MegaPro screwdriver products as a leading brand of screwdriver products; and (ii) selling our products under the retailer's own brand name through private branding.

Our Screwdriver Products
------------------------

Our product line consists exclusively of our MegaPro screwdriver products and accessories. We have developed three separate lines of MegaPro screwdriver products and are presently working to develop additional lines. Our screwdriver products incorporate a patented cartridge design that incorporates a rotating cartridge that is stored within the handle of each screwdriver. The cartridge unit is able to store multiple screwdrivers and drill bits and is easily and quickly accessible by the user. We have developed our screwdriver products to offer enhanced functionality, productivity and ease of use.

License Rights

We manufacture our MegaPro screwdriver products under license from Winsire Enterprises Corporation pursuant to four separate license agreements. The MegaPro screwdrivers incorporate a patented retractable cartridge design that allows for the storage of screwdriver bits and drill bits. The patent on the retractable cartridge design is owned by Winsire and is registered in the name of Winsire under Canadian Patent Number 2,084,270 and United States Patent Number 5,265,504. Both the United States and Canadian patents expire in 2012. Winsire has also obtained patent protection in twelve countries in addition to Canada and the United States.

Our license agreements with Winsire gives us the exclusive right to manufacture and sell screwdrivers incorporating the patented retractable cartridge mechanism within North America. The license agreements are comprised of two separate agreements between Winsire and Mega Tools, Ltd, our Canadian subsidiary and two separate license agreements between Winsire and Mega Tools USA, Inc., our United States subsidiary. The license agreements with Mega Tools USA, Inc. governs sales of our MegaPro screwdriver products in the United States Market. The license agreements with Mega Tools, Ltd. governs sales of our MegaPro screwdriver products in the Canadian market. Each of Mega Tools, Ltd. and Mega Tools USA, Inc. is a party to a license agreement for national accounts and a license
agreement for regular accounts.   The license agreements for
national accounts applies to sales of our MegaPro screwdriver products to specific national retail outlets that are listed in each national accounts license agreement. The license agreements for regular accounts apply to all other sales.

We pay a royalty to Winsire for each of our screwdriver products sold based on whether the sale was made under a national accounts license agreement or a regular account license agreement. For sales through a national account license agreement, we are required to pay to Winsire a royalty equal to $0.30 for each screwdriver product sold, subject to adjustment for inflation. For sales through a regular account license agreement, we are required to pay to Winsire a royalty equal to $0.45 for each screwdriver product sold, subject to adjustment for inflation, which is manufactured within the United States or Canada. For products manufactured outside of the United States or Canada, the royalty will equal $0.40 for each screwdriver product sold for the first 100,000 units sold, and $0.30 for any
units sold in excess of 100,000 units.   The per unit royalty
amounts will increase in each subsequent year of each license agreement, commencing November 9, 2001, by an amount equal to the percentage increase in the consumer price index for Vancouver, British Columbia. The license agreements require a minimum aggregate royalty payment under all four agreements of a minimum of $150,000 in each year, subject to adjustment for inflation. Accordingly, if the amount of royalty paid under all license agreements on a per unit basis is in aggregate less than $150,000, then we are required to make a payment of the amount by which the royalty paid on a per unit basis falls short of $150,000. The minimum required amount of royalty payments for the current year ending November 8, 2000 is $150,000. The minimum required amount of royalty payments for subsequent years, commencing November 9, 2001, will increase by the percentage increase in the consumer price index for Vancouver, British Columbia.

The term of each license agreement will expire on November 8, 2005, however we have the right to extend the term of each license agreement until December 1, 2032. Our option to extend the license agreements is subject to our paying to Winsire renewal maintenance fees in the amount of $25,000 on November 8, 2002, $30,000 on November 8, 2003 and $35,000 on November 8, 2004. If we renew the license agreements, then the "per unit" royalty payable under each license agreement will continue to increase annually on the basis of the increase in the consumer price index for Vancouver, British Columbia. The license agreements will continue to require a minimum royalty payment that will be equal to $150,000 in aggregate for all four license agreements for the years ending on November 8, 2006 through November 8, 2012 and $50,000 for the years ending on December 1, 2012 through December 1, 2032. All minimum royalty payments will continue to be subject to adjustment for inflation.

Our license agreements with Winsire acknowledge that Winsire is the owner of all moulds that are used to manufacture the retractable cartridge components used in our screwdriver products. We are obligated under the license agreement to use one of two manufacturers for the manufacture of the retractable cartridge components, as directed by Winsire.

Winsire is also the owner of the trademarks Megapro, Megapro 15 in 1 and Megapro 16 In 1. These trademarks are licensed to us under the license agreements. We are obligated to apply the trademark to all screwdriver products that we manufacture. The license of the trademark is for the term of the license agreements.

Sub-License to Jore Corporation

We recently entered into two sub-license agreements with Jore Corporation and Winsire in which we granted Jore Corporation a sub-license of our Canadian and US national accounts license agreements. Under these agreements, Jore Corporation has the non-exclusive right to manufacture our screwdriver products in North America and an exclusive right to sell our screwdriver products to a number of the national account retail outlets. The national account retail outlets will initially include Sears, Sears Canada and Home Depot but may be extended by agreement in writing to include additional national account retail outlets. Jore Corporation will pay to us a unit royalty per screwdriver product, subject to the payment of a minimum annual royalty payment. The minimum annual royalty payment would be $30,000 for the first year and $60,000 in each subsequent year of the term of the agreement. The term of our agreement with Jore Corporation will expire on December 1, 2012, subject to earlier termination of our head license agreements with Winsire. The minimum annual royalty payment is subject to increase in the event that a national account customer produces and airs a video promotional informercial in the U.S. national cable market. The minimum annual royalty payment will equal $60,000 for the first year and $120,000 in each subsequent year if an informercial is broadcast, provided that the minimum royalty payment will be adjusted pro rata according to the number of days in each year during which the infomercial is broadcast. Under these agreements, we and Winsire retain the right to purchase screwdriver products manufactured by Jore Corporation at Jore Corporation's most favorable price, less the applicable unit royalty.

MegaPro Screwdriver Products

We have designed and developed three lines of MegaPro screwdriver products based on the patented retractable cartridge mechanism.
Each line of our screwdriver products feature a quick change screwdriver bit system which enables the user to quickly and easily
change screwdriver bits for various applications.   Each screwdriver
is sold complete with industrial quality screwdriver bits that are housed in the retractable cartridge mechanism. The retractable cartridge mechanism is stored in the handle of the screwdriver and is easily accessed by the user. Our screwdriver products also incorporate a palm saving rotating cap and a rotating balance point collar in order to enhance the functionality and ease of use of our products.

We have received two prestigious design awards for our MegaPro screwdriver products. In 1998, we received the Northwest Design Invitational Award from the Industrial Designer's Society of America. In 1997, we received the Design Effectiveness Award from the Financial Post magazine (Canada).

Screwdriver Product Lines

We have developed and sell the following separate lines of our MegaPro screwdriver products.

1.    MegaPro 15 in 1 Screwdriver
      ---------------------------

Our principal product is the MegaPro 15 in 1 screwdriver. This is our core product line and was our original product. This line of screwdriver product features seven double-ended screwdriver bits that are stored in the patented retractable cartridge. We have developed numerous variations of this product line in order to sell to distinct markets such as the automotive market and the electrical supply market. As an example, the version of the MegaPro 15 in 1 screwdriver for the automotive market includes specialized bits that are commonly used in the automotive/ auto-parts industry.
We have also developed a version of the MegaPro 15 in 1 screwdriver that incorporates bits for tamper-proof screws that are used in commercial building to prevent theft and vandalism.

2.    MegaPro 8 in 1 Screwdriver
      --------------------------

We completed the introduction of the MegaPro 8 in 1 screwdriver product line in 1999. The main features of this product line are: (a) the patented cartridge is loaded with seven single-ended bits, as opposed to double-ended bits; and (b) the screwdriver shaft has a bit-lock coupler for hex power tool accessories. The main advantage of this product line is that all inch hex power tool accessories will also work with the MegaPro 8 in 1 screwdriver. Hex power tools accessories include nut drivers, socket adapters and other power tool accessories.

3.    MegaPro 15 in 1 Stainless Screwdriver
      -------------------------------------

We completed the introduction of the MegaPro 15 in 1 stainless
screwdriver product line in 1999.   The two main features of
this product line are a stainless steel shaft and seven double-ended electroless nickel-plated bits. These two features give this line of screwdriver products excellent anti-corrosion qualities and permit use of the screwdriver products in salt-water environments. These characteristics make this product line ideal for the marine environment and for heavy outdoor use. The principal market for this product is the marine and boating industry.

Products Under Development

We are continually researching the development of new lines of screwdriver products and variations of our existing lines in order to preserve and expand our sales. These products include the following:

1.	We are presently developing a MegaPro 8 in 1 stubby screwdriver that is shorter and more compact than our regular MegaPro 15 in 1 screwdriver. This screwdriver is planned to include eight distinct screwdriver bits and will be designed for applications where the user has limited space.

2.	We are investigating new and innovative ways in which to use the patented cartridge design in other tool products. For example, we are evaluating the development of an electric cordless screwdriver that incorporates the patented retractable cartridge. We believe that such an electric cordless screwdriver would be a very successful product as current models of electric cordless screwdrivers suffer from a lack of bit storage.

3.	We are investigating the expansion of our product line by
developing and marketing various accessories for our current lines of screwdriver products. For example, we are evaluating the introduction of products such as tool holsters, replacement and accessory bit packs and magnetizer/ demagnetizer products.

The introduction of any new product lines will depend on many factors, including:
(a) the results of our development efforts;
(b) the perceived market acceptance of any new products;
(c) the acceptance of new products by our distributors;
(d) our financial ability to manufacture and sell new products.

Accordingly, we can provide no assurance to investors that we will ever commercially manufacture and sell any of the products presently
under development.   We can also provide no assurance that if we
attempt to commercially manufacture and sell any new products, we will be able to achieve commercial acceptance and sell any of these potential products.

Manufacture of the MegaPro Screwdriver Products

We presently do not have any manufacturing facilities. Our MegaPro screwdriver products are manufactured and assembled under contract
by outside manufactures.     The majority of our products are
manufactured in and around South Bend, Indiana by various
manufacturers.   We do not have any exclusive arrangements or long
term manufacturing agreements with our manufacturers.

Marketing And Distribution
--------------------------

We market our products to two very separate and distinct markets;
the industrial and commercial tools market and the national retail tools market.

Industrial and Commercial Tools Market

We sell our screwdriver products to the industrial and commercial tools market both in the United States and Canada. The majority of our sales are in the United States. Our sales are primarily to contractor suppliers, including industrial, fastening, electrical, plumbing, heating, ventilation, maintenance and air conditioning supply houses and distributors. Our largest customer is Cully Enterprises who account for more than 10% of our sales.

Our sales in the commercial and industrial tools markets have been accomplished by finding and establishing good relationships with industrial tool distributors and manufacturing sales representatives. Our marketing efforts consist of marketing and displaying our products at industrial trade shows every year. We attend, on average, approximately six major trade shows each year. We are a member in good standing with the Specialty Tool and Fastener Distributors Association. We plan to continue to attend various industrial trade shows every year as this activity has proven to be a successful marketing strategy for us.

We commenced sales of the MegaPro 15 in 1 screwdriver into the industrial and commercial market in Canada and the United States in 1994. We expanded our product line in the industrial and commercial market with the release of the tamperproof version of the MegaPro 15 in 1 screwdriver in 1997. Currently, sales of screwdriver products to the industrial and commercial tools market accounts for approximately 80% of our sales.


Retail Market

Our products are marketed in the United States and Canada in a number of retail stores, including Sears and Home Depot.
Currently, sales of screwdriver products to the retail tools market accounts for approximately 20% of our sales.

We marketed our screwdriver products to the retail market under the
"Tim Allen Signature Tool Line" from late 1996 to 1999.   The Tim
Allen Signature Tool Line is marketed to retail consumers in Canada and the United States. Sales of products in the Tim Allen Signature Tool Line, however, did not met our expectations. Accordingly, we are currently attempting to negotiate a different arrangement for marketing our screwdriver products under the "Tim Allen" name. We can provide no assurance, however, that we will be able negotiate a different arrangement or that any future amended arrangement will be successful in increasing sales.

We also market the patented retractable cartridge to Jore
Corporation for use in a hybrid screwdriver manufactured by Jore that is sold to Sears for re-sale under the Craftsman brand name.
We are paid a royalty by Jore Corporation for each of these screwdrivers that are sold by Jore to Sears. The hybrid screwdriver products are sold to the retail market.

Growth Strategy
---------------

Our objective is to expand the sales of our MegaPro screwdriver products. Our growth and operating strategies include the following specific elements:

Maintaining Our Base of Sales to the Industrial and Commercial Tools
Market

We will continue our marketing and distribution efforts in order to maintain and expand sales of our screwdriver products to the industrial and commercial tools market. We will continue our membership with the Specialty Tools and Fastener Distributors Association and will continue to attend industry trade shows on a regular basis.

Increase Sales to the Retail Market

We believe that we can translate the strong endorsement and acceptance we have received from professional tradesman into strong sales into the retail market. Accordingly, the primarily element of our plan to expand our sales is our planned expansion of sales to the retail market. We have two distinct strategies for increasing sales to the retail market.

Our first strategy is to sell products directly to retailers. We believe that by saving the cost of a middleman, the resulting lower price of our products will translate into more sales to consumers.

Our second strategy is to sell products to retailers for private
branding and re-sale under the retailer's brand names.    An example
of sales to retailers for private branding is the sale of our retractable cartridge products by Jore to Sears under the "Craftsman" name owned by Sears. The advantage of private branding with major retailers is that we would not have to undertake the marketing of our screwdriver products. The marketing would be done by the retailer under their own name.

Expand our Product Line

We will continue to work towards the expansion of our product line by developing and marketing new products. We view the continued development of new products as being essential to our ability to maintain and attract new market share for our screwdriver products.

Competition
-----------

The screwdriver product market in which we compete is a mature and highly competitive. Many of our competitors are established companies that have significantly greater financial, technical, manufacturing, sales and marketing and support resources than we do. In addition, many of our competitors own well-known brands, enjoy large end-user bases and benefit from long-standing customer relationships. Our competitors include American Tool, Coopers Industries, Inc., the Stanley Works, Enderes and Pikquik and others, including both domestic and foreign companies. These competitors offer products that are similar to our screwdriver products or are different products with similar functionalities, such as cordless electric screwdrivers. We have designed our screwdriver products to offer functionality, ease of use and performance that exceeds the functionality, ease of use and performance of products offered by our competitors. Additional factors that affect our ability to compete against our competitors include:

(a)	Our ability to successfully establish the Megapro brand
name with consumers.
(b)	Our ability to design, manufacture and market a high
quality range of products that offer better functionality, performance and ease of use than the products offered by our competitors.
(c)	Establishing distribution relationships with major
retailers within the US and Canada.
(d)	Maintaining and expanding our existing distributor
relationships in the industrial and commercial tools
market.
(e)	Entering into private branding arrangements with national
retailers.
(f)	Obtaining access to national retail outlets and sufficient
shelf space to establish sales of our products.

Employees
---------

As of June 20, 2000, we employed four full-time employees and no part-time employees. All of our employees are employed at our facility in Langley, British Columbia, Canada. No employees are covered by collective bargaining agreements, and we have never had a work stoppage.

Intellectual Property
---------------------

Our ability to compete effectively depends in part on the protection of our license patent and trademark, each of which is used in the design, marketing and sales of our screwdriver products. We can provide no assurance to investors that the patents and trademark licensed by us will not be challenged, invalidated, or circumvented by other manufacturers.

Our patent license agreements with Winsire Enterprises Corporation obligate us to maintain a diligent watch for any possible infringements of the patents. If we detect any potential infringement, then we are obligated to notify Winsire. We are authorized under the license agreements to take appropriate legal action to restrain such infringement, subject to notification of Winsire. Winsire will pay half of the expense of the required legal action, subject to a maximum liability of $35,000.


  MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS AND
                     OPERATING CONDITION

Overview
--------

We were founded to design, market and manufacture innovative multi-bit screwdriver products under the Megapro name and incorporating the retractable cartridge design patented by Winsire Enterprises Corporation. Our business commenced in 1994 when we began selling our Megapro 15 in 1 Screwdriver to the industrial and commercial tools market. Our revenues have grown since 1994 as we have expanded our product sales in the industrial and commercial tools market and have expanded our line of screwdriver products. We commenced sales of our screwdriver products to the retail market in late 1996. We were able to make sales of our screwdriver products under the Tim Allen Signature Tool brand during 1997, 1998 and 1999. Our business plan is to increase our revenues by increasing sales to the retail market, while preserving and increasing our existing sales in the industrial and commercial tools markets. Our objective is to increase sales to the retail market by pursuing direct sales to major retailers and by pursuing private label branding relationships with major retailers.

Our operating expenses include sales and marketing expenses and general and administrative costs. Sales and marketing expenses
include commissions paid on sales of our screwdriver products.   Our
general and administrative expenses consist primarily of salary and employee benefits, accounting and legal expenses, and depreciation and other expenses associated with our office in Surrey, British Columbia, Canada. Our costs of goods sold consist primarily of patent royalty payments, payments to outside manufacturers, raw materials, labor, shipping and other manufacturing expenses associated with production and packaging of our screwdriver products. Other expenses consist primarily of interest on our long-term debt.

RESULTS OF OPERATIONS

1999 compared to 1998

Net revenues decreased to $1,453,112 for the year ended December 31, 1999 from $2,070,448 for the year ended December 31, 1998, representing a 29.8% decrease. Revenues from sales in the United
States decreased to $876,938 from $1,546,874 during this period, while revenues from sales in Canada increased to $576,174 from $523,574. The decrease in revenues from sales in the United States was attributable to reduced sales in both the industrial and commercial tools market and in the retail market. Management believes that the reason for the decrease in sales to the industrial and commercial tools market was that our current distributors in this market reached a saturation point of screwdriver sales to their customers. We believe that this saturation is represented by a decrease in sales by our largest customer to $265,796 in 1999 from $476,463 in 1998. In addition, sales by Envision Industries of our screwdriver products under the Tim Allen Signature Line did not achieve the expected results and decreased sales of this product line accounted for approximately 57% of our overall decrease in revenues. We believe that this lack of success is a result of the high-end cost to the consumer of our screwdriver products under the Tim Allen Signature Line resulting from the distribution arrangement for these products. We are attempting to negotiate an alternate distribution arrangement that reduces the price to the consumer in order to increase sales under this brand name.

Our sales in the US market decreased to $876,938 in 1999 compared to $1,546,874 in 1998. The decrease in US sales was attributable primarily to decreased sales of our products under the Tim Allen Signature Line and a reduction in sales by our largest customer.

Cost of goods sold decreased to $1,009,780 for the year ended December 31, 1999 from $1,567,524 for the year ended December 31, 1998, representing a 35.6% decrease. Cost of goods sold as a percentage of revenues decreased to 69.5% for the year ended December 31, 1999 from 75.7% for the year ended December 31, 1998. The decrease in cost of goods sold is attributable in part to the decline in sales during 1999 and in part to a decrease in the royalty rate paid during this period. The royalty rates that we paid to Winsire were $0.45 per unit in 1999, compared to $0.65 per unit during 1998. An additional factor that decreased our costs of goods sold was our new bit supplier who was able to provide us with bits at a reduced cost.

General and administrative expenses increased to $524,700 for the year ended December 31, 1999 from $269,714 for the year ended December 31, 1998. The increase is primarily the result of an increase in the wages and benefits paid to the Company's employees, including our president, Mr. Neil Morgan. Wages and benefits increased to $228,245 for the year ended December 31, 1999 from $115,965 for the year ended December 31, 1998. The increase in wages and benefits was primarily attributable to the hiring of Mr. David Bonner, one of our directors, and one additional employee. These increased costs reflect our decision in late 1998 to expand our operations in order to provide greater infrastructure to support the marketing and operations requirements of our business. The increase in general and administrative expenses was also a result of the increase in our accounting and legal expenses to $109,803 for the year ended December 31, 1999 from $15,824 for the year ended December 31, 1998. This increase in accounting and legal expenses is primarily attributable to completion of our audited financial statements and the reorganization of our corporate structure in preparation for our filing of a registration statement with the United States Securities and Exchange Commission.

The interest paid on our long-term debt increased to $17,117 for the year ended December 31, 1999 from $9,478 for the year ended December 31, 1998. This increase in interest expense was reflective of the increase in the principal amount of our long-term debt payable to the Bank of Montreal.

Income taxes (recoveries) were $(22,169) (30.0% of loss before income taxes) in 1999 and $50,464 (22.5% of income before income taxes) in 1998. Differences between the effective rate and the statutory rate of

34% resulted from Canadian income taxed at a different rate, federal income taxed at a lower rate and permanent differences between accounting and taxable income as a result of non-deductible expenses.

We incurred a loss of $51,585 for the year ended December 31, 1999, compared with net income of $173,268 for the year ended December 31, 1998. This loss is primarily the result of the increased general and administrative expenses incurred during the year ended December 31, 1999. While our sales decreased significantly during the year ended December 31, 1999, compared with the year ended December 31, 1998, this decrease in revenues was matched by corresponding decreases in costs of goods sold.


First Quarter 2000 compared to First Quarter 1999

Net revenues decreased slightly to $382,095 for the quarter ended March 31, 2000 from $389,758 for the quarter ended March 31, 1999. Cost of goods sold also decreased slightly to $240,605 for the quarter ended March 31, 2000 from $275,823 for the quarter ended March 31, 1999, resulting in a net increase in the gross profit of $27,555. The decrease in cost of goods sold is attributable in part to the decline in sales and in part to a decrease in the royalty rate paid.

General and administrative expenses increased to $161,740 for the quarter ended March 31, 2000 from $143,685 for the quarter ended March 31, 1999. The increase is the result of a mixture of increased costs, including accounting and legal, commissions, insurance and general office expenses. The increase in accounting and legal expenses is primarily attributable to completion of our audited financial statements and the preparation for our filing of a registration statement with the United States Securities and Exchange Commission.

The interest paid on our long-term debt decreased to $3,800 for the quarter ended March 31, 2000 from $3,975 for the quarter ended March 31, 1999.

Income taxes (recoveries) were $(4,901) (27.1% of loss before income taxes) in March 2000 as compared to $14,510 (43.0% of loss before
income taxes) in March 1999.   Differences between the effective rate
and the statutory rate resulted from Canadian income taxed at a different rate, federal income taxed at a lower rate and permanent differences between accounting and taxable income as a result of non-deductible expenses.

We incurred a loss of $13,195 for the quarter ended March 31, 2000, compared with a loss of $19,215 for the quarter ended March 31, 1999. This loss is primarily the result of the general and administrative expenses incurred during the quarter.


LIQUIDITY AND CAPITAL RESOURCES

Historically, we have funded our business operations primarily from net operating income. We have also relied on loans from the Bank of Montreal and Mr. Robert Jeffery, one of our shareholders, to fund business operations. Our cash position was $56,398 on March 31, 2000, $23,907 on December 31, 1999 and $65,472 on December 31, 1998.
Net cash used for operating activities was $151,553 for the year ended December 31, 1999 and $23,507 in 1998. Net cash used for investment activities was $36,272 for the year ended December 31, 1999 and $162,893 in 1998. Net cash used in investment activities consists primarily of property and equipment purchases. Net cash provided by financing activities was $145,744 for the year ended December 31, 1999 and $150,703 in 1998. Cash provided from financing activities in 1999 was primarily attributable to sales of our common stock completed in 1999. Cash provided from financing activities in 1998 was primarily attributable to loans from the Bank of Montreal and one of our shareholders.

We obtained a fixed loan from the Bank of Montreal in 1998. This loan is payable on demand with an agreed upon repayment schedule requiring payments of $862 per month, plus interest at the bank's funding rates, plus 1.5% per annum. The principal amount of the outstanding loan was $38,973 as of December 31, 1999, and $46,468 as of December 31, 1998.

Mr. Robert Jeffery, a shareholder of the Company, has advanced the Company unsecured loans at an interest rate of 10.25% per annum.
The loans are repayable in full on October 1, 2000. Until maturity, we are required to make quarterly payments of interest to Mr.
Jeffery. The principal amount of this loan was $90,071 as at December 31, 1999, and $97,828 as at December 31, 1998.

During 1999, we completed two private placement offerings of our common stock in order to raise funds for our business operations. We completed a private offering of our common stock in September 1999. A total of 350,000 shares of our common stock were sold for
proceeds of $35,000.   We completed an additional private offering
of our common stock in November 1999. A total of 115,500 shares of our common stock were sold for proceeds of $115,500.

Subsequent to 1999, we completed an additional private offering of our common stock in May 2000. A total of 134,100 shares of our common stock were sold for proceeds of $134,100. An additional 47,500 shares of our common stock was sold on June 1, 2000 for proceeds of $47,500.

New Accounting Pronouncements

In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of: (a) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; or (b) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.
Accordingly, the Company does not expect adoption of the new standards on January 1, 2001 to affect its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted Statement of Position 98-5 effective upon its inception.

Year 2000

Our computer-based systems did not encounter any problems with Year 2000 compliance and are successfully operating as of April 30, 2000. We are not aware of any problems experienced by the Company's suppliers and manufacturers with their computer based systems as a
result of problems with Year 2000 compliance.   We have not
experienced any business disruptions from problems with Year 2000 compliance and our operating systems and infrastructure are Year 2000 compliant as of April 30, 2000.

Plan of Operations

We anticipate that we will require additional funding in the amount of approximately $500,000 over the next twelve-month period in connection with our expansion into the retail market. If we are successful in securing orders for the retail market, then we will be required to substantially increase our inventory prior to realization of sales. This increase in inventory will require additional funding in excess of cash provided from our current
operations.   We anticipate, however, that our costs of marketing
will not increase significantly compared with 1999. Accordingly, we do not anticipate needing any additional funding as a result of our marketing efforts to the retail market.

We can provide no assurance that adequate funds from public or private financings will be available when needed, or that, if available, it will be offered on acceptable terms. If additional funds are raised by issuing shares of our common stock, then our existing shareholders will suffer dilution. If we are unable to raise additional funding, we will not be able to expand into the retail market, complete our business plan as anticipated or respond to competitive pressures, any one of which could have an adverse effect on our business, financial condition or results of operations.

Our actual expenditures and business plan may differ from this stated plan of operations. Our Board of Directors may decide not to pursue this plan. In addition, we may modify the plan based on the available amounts of financing in the event that we cannot obtain the required equity financings to complete the plan. We do not have any arrangement in place for any debt or equity financing that would enable us to meet our stated plan of operations.


                     DESCRIPTION OF PROPERTY

Our head office and administrative services and our primary business activities are carried on from premises that we own at #5 - 5492 Production Boulevard, Surrey, British Columbia. The premises are comprised of 2400 square feet. Our phone number is (604) 533-1777.

We do not lease or own any other real property.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Except as disclosed in this section below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction which has or will materially affect us:

*     Any of our directors or officers;
*     Any person proposed as a nominee for election as a director;
* Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
*     Any of our promoters;
* Any relative or spouse of any of the foregoing persons who has the same house as such person.

We acquired our subsidiary, Mega Tools Ltd., from Ms. Maria Morgan, Envision Worldwide Products Ltd., Mr. Robert Jeffery, Mr. Lex Hoos and Mr. Eric Paakspuu in consideration for the issue of 6,200,000 shares of our common stock. These shares break down as follows:

1.	Maria Morgan was issued 4,017,600 shares of our common
stock.   Ms. Morgan is the spouse of Mr. Neil Morgan, our
President and a Director. The shares issued to Ms. Morgan represent more than 10% of our outstanding common stock

2.	Envision Worldwide Products Ltd. was issued 1,537,600
shares of our common stock.  The shares issued to Envision
Worldwide Products Ltd. represent more than 10% of our outstanding common stock

3.	Mr. Robert Jeffery was issued 446,400 shares of our common
stock.

4.	Mr. Lex Hoos was issued 99,200 shares of our common stock.

5.	Mr. Eric Paakspuu was issued 99,200 shares of our common
stock

Mr. Neil Morgan, our President and a director, was our sole officer and director prior to completion of the acquisition of Mega Tools
Ltd.

Mr. Robert Jeffery, a shareholder who owns in excess of 10% of our common stock, has advanced unsecured shareholders loans to us which bear interest at the rate of 10.25% per annum. The loans are repayable in full by the Company on October 1, 2000. Until maturity, we are required to make quarterly payments of interest to Mr. Jeffery. The principal amount of this loan was $90,071 as at December 31, 1999, and $97,828 as at December 31, 1998.

Envision Worldwide Products Ltd. is a party to a shareholders agreement with Ms. Maria Morgan and Mr. Neil Morgan whereby Envision Worldwide Products Ltd. has agreed to vote their shares of common stock such that our board of directors will consist of three directors, two of whom will be selected by Maria Morgan and one of whom will be selected by Envision Worldwide Products Ltd. We are not party to this shareholder agreement. Our board of directors currently consists of two directors as the nominee of Envision Worldwide Products Ltd. has resigned and no replacement has been appointed. Envision Worldwide Products Ltd. has directed that Neil Morgan be authorized to designate the replacement director on its behalf.

Mr. Neil Morgan, our President and a Director, and his spouse, Mrs. Maria Morgan, beneficially own 4,017,600 shares of our common stock, representing 58.7% of our outstanding voting shares. Worldwide Envision Products Ltd. owns 1,537,600 shares of our common stock, representing 22.5% of our outstanding common stock. Accordingly, the Morgan Family and Envision Worldwide Products Ltd. have the ability to elect all of our directors and have the ability to approve or disapprove all significant corporate transactions to which we are a party. This ability to exercise control over all matters requiring shareholder approval allows these parties to take actions or refrain from taking actions which may be contrary to the interests of other shareholders.


     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Present Public Market

There is presently no public market for our common stock. We anticipate applying to the NASD for approval to trade our common stock on the NASD over the counter bulletin board upon effectiveness of this registration statement. We can provide investors with no assurance that our common stock will be approved for trading on the NASD Bulletin Board, and we cannot currently provide investors with any assurance that a public market will materialize for our stock.

Holders of Our Common Stock

As of the date of this registration statement, there were 70 registered shareholders in the Company.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws
that restrict us from declaring dividends.   The Nevada Revised
Statutes, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(A)	we would not be able to pay our debts as they become due
in the usual course of business; or

(B)	our total assets would be less than the sum of our total
liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Rule 144 Shares

A total of 6,550,000 shares of our common stock will be available for resale to the public after September 30, 2000 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933. In addition, an additional 115,500 shares of our common stock will be available for resale to the public after November 24, 2000 in accordance with those same volume and trading limitations.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 70,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, 5,555,200 shares that may be sold pursuant to Rule 144 after September 30, 2000 are held by persons who are our affiliates.

Options

We have granted options to purchase a total of 260,000 shares of our common stock that are outstanding as of June 20, 2000. All options have been granted to our directors, Mr. Neil Morgan and Mr. David
Bonner.

We have not granted any other options, warrants or other securities that are convertible into shares of our common stock.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation earned for services rendered for the fiscal year ended December 31, 1999 by Mr. Neil Morgan, our chief executive officer. None of our other executive officers earned compensation in excess of $100,000 during 1999.

                 Annual Compensation      	   Long Term Compensation
                 -------------------               ----------------------

                                          Other                            All
                                          Annual                           Other
                                          Com-                             Com-
                                          pen-   Restricted                pen-
                                          sa-    Stock  Options/*  LTIP    sa-
Name        Title	   Year Salary    Bonus tion   Awarded SARs (#)payouts($)tion
----        -----    ---- ------    ----- ------ ------- ------- --------- ----
Neil Morgan President1999 $56,757 $50,271   0        0      0        0       0
Director
David Bonner Secretary/
Director     Treas-  1999 $40,540 $     0   0        0      0        0       0
             urer

All compensation amounts are paid by us in Canadian dollars and are calculated based on an exchange ratio of $1.48 Canadian dollars to $1.00 US dollars as of May 1, 2000.

Stock Option Grants

We did not grant any stock options to our officers or directors, during our most recent fiscal year ended December 31,1999. The following table sets forth information with respect to stock options granted to our officers and directors since December 31, 1999:

                  Number of   % of Total
                 Securities   Options
                 Underlying   Granted to   Exercise
                    Options   Employees    Price      Expiration
Name                Granted   (per Share)             Date
--------------   ----------   -----------  --------   ----------
Neil Morgan         130,000   50.0%        $0.85      01/20/02
President and
Director

David Bonner        130,000   50.0%        $0.85      01/20/02
Secretary and
Treasurer

Exercises of Stock Options

None of the options granted to Mr. Morgan have been exercised.

Employment Agreements

The services of Mr. Neil Morgan, our president and a director, are not provided pursuant to any written employment agreement. We pay Mr. Morgan a salary of $84,000 CDN (approximately $56,757 US per year as at May 1, 2000) per year plus a bonus based on performance. We anticipate entering into a written employment agreement with Mr. Morgan in the current fiscal quarter.

The services of Mr. David Bonner, our secretary and treasurer and a director, are not provided pursuant to any written employment agreement. We pay Mr. Bonner a salary of $60,000 per year plus a bonus based on performance. We anticipate entering into a written employment agreement with Mr. Bonner in the current quarter.

                 INDEX TO FINANCIAL STATEMENTS

1. Auditors' Report

2. Audited Consolidated Financial Statements For the Periods ended March 31, 2000 and 1999 and December 31, 1999 and 1998, including:

a. 	Consolidated Balance Sheets as at March 31, 2000, December
31, 1999 and December 31, 1998.

b. 	Consolidated Statements of Operations for the years ended
December 31, 1999, December 31, 1998 and for the three months ended March 31, 2000 and March 31, 1999.

c. 	Consolidated Statements of Changes in Stockholders' Equity
for the years ended December 31, 1999, December 31, 1998 and for the three months ended March 31, 2000 and March
31, 1999.

d. 	Consolidated Statements of Cash Flows for the years ended
December 31, 1999, December 31, 1998 and for the three months ended March 31, 2000 and March 31, 1999.

e.	Consolidated Summary of Significant Accounting Policies

f. 	Notes to Consolidated Financial Statements



          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants since our inception.

MegaPro Tools, Inc.
Consolidated Financial Statements
For the periods ended March 31, 2000 and 1999
and December 31, 1999 and 1998


                                                     Contents
-------------------------------------------------------------

Auditors' Report                                            2

Consolidated Financial Statements
     Consolidated Balance Sheets                            3
     Consolidated Statements of Operations                  4
     Consolidated Statements of Changes in
        Stockholders' Equity                                5
     Consolidated Statements of Cash Flows                  6
     Summary of Significant Accounting Policies             7
     Notes to Consolidated Financial Statements            11

BDO          BDO Dunwoody LLP           Fraser Valley Region
             Chartered Accountants      220, 19916 - 64th Avenue
             and Consultants            Langley, BC Canada v2Y 1A2
                                        Telephone: (604) 534-8691
                                        Telefax: (604) 534-8900
                                        www.bc.bdo.ca


-------------------------------------------------------------------

                                                   Auditors' Report

-------------------------------------------------------------------

To the Stockholders of
MegaPro Tools, Inc.

We have audited the consolidated balance sheets of MegaPro Tools, Inc. as at December 31, 1999 and 1998 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States.


/s/ BDO Dunwoody LLP

Chartered Accountants
Langley, Canada
May 2, 2000

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario

==========================================================================
MegaPro Tools, Inc.
Consolidated Balance Sheets
(Stated in U.S. Funds)
--------------------------------------------------------------------------

                                    March 31,   December 31,   December 31,
                                        2000           1999           1998
--------------------------------------------------------------------------
                                  (Unaudited)

Assets
Current
   Cash                           $   56,398    $    23,907    $    65,472
   Accounts receivable (Note 3)      264,443        338,878        351,645
   Due from stockholders                   -              -         11,686
   Income taxes refundable            17,996         23,670              -
   Inventories (Note 4)              344,044        371,739        272,197
   Prepaid expenses                   36,180         11,398          7,657
                                  ----------------------------------------
                                     719,061        769,592        708,657
Fixed assets (Note 5)                225,851        194,068        173,025
Deferred income taxes (Note 10)       63,126         34,389              -
                                  ----------------------------------------
                                  $1,008,038    $   998,049    $   881,682
==========================================================================

Liabilities and Stockholders' Equity

Current
   Accounts payable               $  189,371    $   272,563    $   260,322
   Accrued liabilities                61,219         24,408          7,093
   Income taxes payable               20,230              -          9,659
   Current portion of loans
     and notes payable (Note 6)      142,558        154,765         56,241
                                  ----------------------------------------
                                     413,378        451,736        333,315

Long-term debt
   Loans and notes payable (Note 6)        -              -        105,654
   Deferred income taxes (Note 10)     1,075          2,870              -
                                  ----------------------------------------
                                     414,453        454,606        438,969
                                  ----------------------------------------
Stockholders'  equity
   Common stock (Note 7)               6,666          6,666          6,200
   Additional paid-in capital        183,109        144,109         (5,925)
   Subscribed stock (Note 8)          45,000              -              -
   Deferred compensation (Note 9)    (19,500)             -              -
   Accumulated other comprehensive
     Income
       Foreign currency translation
         gains                         1,917          3,080          1,265
   Retained earnings                 376,393        389,588        441,173
                                  ----------------------------------------
                                     593,585        543,443        442,713
                                  ----------------------------------------
                                  $1,008,038    $   998,049    $   881,682
==========================================================================

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.
                                                               3

==========================================================================
MegaPro Tools, Inc.
Consolidated Statements of Operations
(Stated in U.S. Funds)


                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
For the period ended         2000          1999         1999          1998
--------------------------------------------------------------------------
                       (Unaudited)   (Unaudited)

Sales                $    382,095  $    389,758  $  1,453,112  $ 2,070,448

Cost of goods sold        240,605       275,823     1,009,780    1,567,524
                     -----------------------------------------------------
Gross profit              141,490       113,935       443,332      502,924
                     -----------------------------------------------------

Expenses
  Accounting and legal     46,296        27,800       109,803       15,824
  Automotive                1,661           588         4,929        1,756
  Bad debts                   567           900         7,985        4,261
  Commissions               6,326         1,247        20,401        1,053
  Depreciation              5,808         3,681        22,310       10,800
  Distribution rights
    written off                 -             -             -       21,875
  Insurance                 2,381         1,306         5,581        6,364
  Office and miscellaneous  4,380         1,799        18,094        7,705
  Property taxes              860           705         3,173          490
  Repairs and maintenance     449           214         1,002          898
  Utilities                 3,074         3,766        11,627        8,213
  Travel and promotion     14,671        33,161        91,550       74,510
  Wages and benefits       75,267        68,518       228,245      115,965
                     -----------------------------------------------------
                          161,740       143,685       524,700      269,714
                     -----------------------------------------------------
Operating (loss)
  Income                  (20,250)      (29,750)      (81,368)     233,210
                     -----------------------------------------------------
Other income (expense)
  Royalties                 5,954             -        21,760            -
  Gain on sale of
    fixed assets                -             -         2,971            -
  Interest and bank
    charges                (3,800)       (3,975)      (17,117)      (9,478)
                     -----------------------------------------------------
                            2,154        (3,975)        7,614       (9,478)
                     -----------------------------------------------------
Income (loss) before
  income taxes            (18,096)      (33,725)      (73,754)     223,732
                     -----------------------------------------------------

Income taxes (Note 10)
  Current                  25,875           143         8,367       50,464
  Deferred                (30,776)      (14,653)      (30,536)           -
                     -----------------------------------------------------
                           (4,901)      (14,510)      (22,169)      50,464
                     -----------------------------------------------------
Net (loss) income
  for the period     $    (13,195) $    (19,215) $    (51,585) $   173,268
==========================================================================
Basic and diluted
  (loss) income
  per share          $          -  $          -  $      (0.01) $      0.03
                     =====================================================

Weighted average
  shares outstanding    6,297,125     6,200,000     6,297,125    6,200,000
                     =====================================================

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.
                                                               4

==============================================================================
MegaPro Tools, Inc.
Consolidated Statements of Changes in Stockholders' Equity
(Stated in U.S. Funds)
------------------------------------------------------------------------------


                                                      Accu-
                                                      mulat-
                                                      ed
                              Addi-          Defer-   Other            Total
                             tional  Sub-    red      Compre- Re-      Stock-
              Common Stock  Paid-in  scribed Compen-  hensive tained   holders'
              Shares Amount Capital  Stock   sation   Income  Earnings Equity

           --------------------------------------------------------------------
Balance,
  January 1,
  1998     6,200,000 $6,200 $(5,925) $     - $     - $(1,139) $300,270 $299,406

Dividends          -      -       -        -       -       -   (32,365) (32,365)
           --------------------------------------------------------------------
           6,200,000  6,200  (5,925)       -       -  (1,139)  267,905  267,041
           --------------------------------------------------------------------
Foreign
  currency
  adjustment       -      -       -        -       -   2,404         -    2,404

Net income
  for the
  year             -      -       -        -       -       -   173,268  173,268
           --------------------------------------------------------------------
Comprehensive
  income for
  the year         -      -       -        -       -   2,404   173,268  175,672
           --------------------------------------------------------------------

Balance,
  December
  31, 1998 6,200,000  6,200  (5,925)       -       -   1,265   441,173  442,713

Share capital
  issued on:
  Sept 30,
    1999
  $.10 per
    share    350,000    350  34,650         -       -      -         -   35,000

Nov 24,
  1999
  $1.00 per
    share    115,500    116 115,384         -       -      -         -	115,500

           --------------------------------------------------------------------
           6,665,500  6,666 144,109         -       -  1,265   441,173  593,213
           --------------------------------------------------------------------
Foreign
  currency
  adjustment       -      -       -         -       -  1,815         -    1,815

Net loss for
  the year         -      -       -         -       -      -   (51,585) (51,585)
           --------------------------------------------------------------------
Comprehensive
  loss for
  the year         -      -       -         -       -  1,815   (51,585) (49,770)
           --------------------------------------------------------------------
Balance,
  December
  31, 1999 6,665,500  6,666 144,109         -       -  3,080   389,588  543,443
(Period ended March 31, 2000 is unaudited)
Subscribed
  stock
  (Note 8)         -      -       -    45,000       -      -         -   45,000
Deferred
  Compen-
  sation
  (Note 9)
  Stock
  options
  issued           -      -  39,000         - (39,000)     -         -        -
  Amorti-
  zation
  of
  vested
  portion
  of stock
  options          -      -       -         -  19,500      -         -   19,500
           --------------------------------------------------------------------
           6,665,500  6,666 183,109    45,000 (19,500) 3,080   389,588  607,943
           --------------------------------------------------------------------
Foreign
  currency
  adjustment       -      -       -         -       - (1,163)        -   (1,163)

Net loss for
  the period       -      -       -         -       -      -   (13,195) (13,195)
           --------------------------------------------------------------------
Comprehensive
  loss for
  the period       -      -       -         -       - (1,163)  (13,195) (14,358)
           --------------------------------------------------------------------
Balance,
  March 31,
  2000
  (Una-
  udited)  6,665,500 $6,666$183,109 $  45,000$(19,500)$1,917 $ 376,393 $593,585
===============================================================================

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.
                                                               5

==========================================================================
MegaPro Tools, Inc.
Consolidated Statements of Cash Flows
(Stated in U.S. Funds)

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
For the period ended         2000          1999         1999          1998
--------------------------------------------------------------------------
                       (Unaudited)   (Unaudited)

Cash provided by (used in)

Operating activities
  Net (loss) income
    for the year         $(13,195)  $   (19,215) $   (51,585)  $   173,268
  Items not
    involving cash
  Depreciation              5,808         3,681       22,310        10,800
  Distribution
    rights written off          -             -            -        21,875
  Gain on sale of
    fixed assets                -             -       (2,971)            -
  Deferred income taxes   (30,776)      (14,653)     (30,536)            -
 (Increase) decrease
    in assets
  Accounts receivable      73,903        65,712       20,012      (130,285)
  Income taxes refundable   5,635       (14,857)     (34,015)      (21,901)
  Inventory                27,565       (12,166)     (98,464)     (180,264)
  Prepaid expenses        (24,796)        3,486       (3,617)       (3,503)
  Decrease (increase)
    in liabilities
  Accounts payable        (83,029)      (27,518)      10,813       102,542
  Accrued liabilities      56,389        12,118       16,500         3,961
  Income taxes payable     20,173       (26,920)           -             -
                     -----------------------------------------------------
                           37,677       (30,332)    (151,553)      (23,507)
                     -----------------------------------------------------

Investing activities
  Proceeds on sale of
    fixed assets                -             -       17,021         6,927
  Purchase of fixed
    Assets                (38,371)       (8,505)     (53,293)     (169,910)
  Advances to
    Stockholders           (7,843)            -            -             -
                     -----------------------------------------------------
                          (46,214)       (8,505)     (36,272)     (162,983)
                     -----------------------------------------------------

Financing activities
  Proceeds from loans           -             -       16,826        64,055
  Repayment of loans       (3,681)       (3,583)     (20,181)       (5,910)
  Proceeds from notes
    Payable                     -             -            -       101,140
  Repayment of notes
    Payable                     -             -      (13,461)      (18,035)
  Advances from
    Stockholders                -        11,036       12,060        41,818
  Stock subscriptions      45,000             -            -             -
  Dividends paid                -             -            -       (32,365)
  Share capital issued          -             -      150,500             -
                     -----------------------------------------------------
                           41,319         7,453      145,744       150,703
                     -----------------------------------------------------
Increase (decrease)
  in cash during
  the period               32,782       (31,384)     (42,081)      (35,787)

Effect of foreign
  currency on cash           (291)          (41)         516         2,027

Cash, beginning of
  period                   23,907        65,472       65,472        99,232
                     -----------------------------------------------------
Cash, end of period  $     56,398   $    34,047   $   23,907   $    65,472
==========================================================================

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.
                                                               6

=================================================================
MegaPro Tools, Inc.
Consolidated Summary of Significant Accounting Policies

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
-----------------------------------------------------------------

Basis of Presentation

These consolidated financial statements are expressed in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United
States.  These consolidated financial
statements include the accounts of the
Company and its wholly-owned subsidiaries,
Mega Tools Ltd. and Mega Tools USA, Inc.
The subsidiaries were acquired on September
30, 1999.

In accordance with provisions governing the accounting for reverse acquisitions, the comparative figures presented for the year ended December 31, 1998 and three-month period ended March 31, 1999 consolidate the accounts of Mega Tools Ltd. with Mega Tools
USA, Inc. its former subsidiary. Operations and cash flows of the Company are included from the date of acquisition.

All significant intercompany accounts and transactions have been eliminated on consolidation. All per share information for the years ended December 31, 1999 and 1998 and three-month period ended March 31, 1999 has been restated to reflect the recapitalization.

Foreign Currency Transactions

The Company conducts business in both Canada and the United States and uses the U.S.
dollar as its reporting currency. Assets and liabilities denominated in a foreign currency are translated at the exchange rate at the period end. Income statement accounts are translated at the rates of exchange prevailing during the periods.
Translation adjustments arising from the use of differing exchange rates from period to period are included in the Accumulated
Foreign Currency Translation Gains account in Stockholders' Equity.

Use of Estimates

The preparation of financial statements
in accordance with generally accepted
accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

=================================================================
MegaPro Tools, Inc.
Consolidated Summary of Significant Accounting Policies

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
-----------------------------------------------------------------

Unaudited Financial Statements

The consolidated interim financial
statements for the three-month periods ended
March 31, 2000 and 1999 included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

These statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information, contained therein. The Company follows the same accounting policies in preparation of interim reports.

Results of operations for the interim
periods are not indicative of annual
results.

Inventories

Finished goods inventories are recorded at the lower of average cost and net realizable value. Cost includes raw materials, subcontract labour, royalties and freight in. Raw materials and work-in-progress inventories are stated at the lower of cost and replacement cost, where cost is determined on a weighted average basis.

Fixed Assets

Fixed assets are recorded at cost.
Depreciation, based on the estimated useful life of the asset, is calculated at the following annual rates:

Building               -    4% Declining-balance basis
Equipment              -   20% Declining-balance basis
Vehicle                -   30% Declining-balance basis
Computer hardware      -   30% Declining-balance basis
Computer software      -  100% Declining-balance basis
Molds                  -   10% Straight-line basis

Other Asset

United Kingdom distribution rights were
recorded at cost and were being amortized on a straight line basis over eight years. The distribution rights were written off in 1998 because the Company's management decided not to expand operations to the United Kingdom and consequently did not renew the Company's
United Kingdom licencing agreement.

=================================================================
MegaPro Tools, Inc.
Consolidated Summary of Significant Accounting Policies

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
-----------------------------------------------------------------

Financial Instruments

The Company's financial instruments
consist of cash, accounts receivable, due from stockholders, accounts payable, accrued liabilities and long-term debt. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments.
The fair values of these financial
instruments approximate their carrying
values, unless otherwise noted, since they are short-term in nature or they are receivable or payable on demand. In general, the carrying amounts of loans and notes payable approximate their fair market value because the interest rates on these instruments fluctuate with market rates.

Income Taxes

The Company follows the provisions of
Statement of Financial Accounting Standards
("SFAS") No. 109, "Accounting for Income
Taxes", which requires the Company to
recognize deferred tax liabilities and
assets for the expected future tax
consequences of events that have been
recognized in the Company's financial
statements or tax returns using the
liability method.  Under this method,
deferred tax liabilities and assets are
determined based on the temporary
differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

Earnings per Share

Earnings (loss) per share is computed in accordance with SFAS No. 128 "Earnings Per
Share". Basic earnings (loss) per share is calculated by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in earnings of an entity. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. Basic and diluted earnings per share are the same for the periods presented.

For the three-month period ended March 31, 2000, total stock options of 260,000 were not included in the computation of diluted earnings per share because the effect was anti-dilutive.

Comprehensive Income

The Company has adopted SFAS No. 130,
"Reporting Comprehensive Income", which
establishes standards for reporting and
display of comprehensive income, its
components and accumulated balances.
Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investment by stockholders, changes in paid in capital and distributions to stockholders.

=================================================================
MegaPro Tools, Inc.
Consolidated Summary of Significant Accounting Policies

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
-----------------------------------------------------------------

Revenue Recognition

The Company recognizes revenue on the
sale of products at the time the products are shipped to its customers.
Stock Based

Compensation

The Company applies Accounting Principles
Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for stock option plans. Under APB 25, compensation cost is recognized for stock options granted at prices below market price of the underlying common stock on date of grant.

SFAS No. 123, "Accounting for Stock-Based
Compensation", requires the Company to
provide pro-forma information regarding net income as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

New Accounting Pronouncements

In June 1998, SFAS No. 133, "Accounting
for Derivative Instruments and Hedging
Activities", was issued.  SFAS No. 133
requires companies to recognize all
derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No.
133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes.
Accordingly, the Company does not expect adoption of the new standards on January 1, 2001 to affect its financial statements.

In April 1998, the American Institute of
Certified Public Accountants issued
Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs.
It requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted Statement of Position 98-5 effective upon its inception.

=================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
-----------------------------------------------------------------

1.	Nature of Business
The Company was incorporated in the State of Nevada on December 17, 1998 and was inactive until the acquisition of Mega Tools Ltd. and Mega Tools USA, Inc. via reverse acquisition on September 30, 1999. The Company is engaged in the manufacture and sale of a patented multi-bit screwdriver.

The Company has entered into an exclusive North American licence agreement (Note 12) with the patent holder of a retracting cartridge type screwdriver. This licence agreement gives the Company unrestricted use of the patent in Canada and the United States until November 8, 2005.

The Company's wholly owned subsidiaries, Mega Tools USA,
Inc. and Mega Tools Ltd. manufacture and market the drivers to customers in the United States and Canada.
Currently, approximately 80% of the Company's sales are to the professional trades and other industrial customers. The Company's intention is to increase its future sales by marketing its products to national retail, do-it-yourself and mass consumer markets.

-----------------------------------------------------------------

2.	Business Combinations

On September 30, 1999, the Company acquired the shares of Mega Tools Ltd., a company incorporated in British
Columbia, Canada on January 7, 1994 and its wholly owned subsidiary Mega Tools USA, Inc., a company incorporated in the state of Washington on April 18, 1994.
Consideration for the purchase was the issuance of 6,200,000 shares of the common stock of the Company.

These transactions are accounted for as a recapitalization of the Company since there were common stockholders of Mega Tools Ltd., MegaPro Tools, Inc. and
Mega Tools USA, Inc. These financial statements are presented as a continuation of the combined business of Mega Tools Ltd. and Mega Tools USA, Inc., both formerly controlled by the same stockholders. The net book value of the Company at the date of acquisition was $Nil as the Company had been previously inactive since incorporation.
Accordingly, the value assigned to the consideration paid for these acquisitions, being the common stock of the Company, was $Nil.

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

3.	Accounts Receivable

                         March 31,     December 31,   December 31,
                             2000             1999           1998
                      -------------------------------------------

Trade accounts
  Receivable          $   268,832      $   343,773    $   355,492
Less:  Allowance for
  doubtful accounts        (4,389)          (4,895)        (3,847)
                      -------------------------------------------
                      $   264,443      $   338,878    $   351,645
                      ===========================================

-----------------------------------------------------------------

4.	Inventories

                         March 31,     December 31,   December 31,
                             2000             1999           1998
                      -------------------------------------------

Raw materials         $   142,750      $    95,428    $   105,142
Work-in-progress          111,975          179,839        141,561
Finished goods             89,319           96,472         25,494
                      -------------------------------------------
                      $   344,044      $   371,739    $   272,197
                      ===========================================

-----------------------------------------------------------------


5.	Fixed Assets


                   March 31,         December 31,         December 31,
                       2000                 1999                 1998
         ------------------------------------------------------------------
                Accumulated         Accumulated          Accumulated
             Cost  Depreciation    Cost  Depreciation    Cost  Depreciation
Land      $29,081  $          - $ 29,204 $          - $ 28,420 $          -
Building  111,708         7,650  112,180        6,627  108,833        2,177
Equipment  29,444         9,726   27,387        8,765   19,289        5,180
Vehicle    26,255         3,791   26,366        1,977   24,947        6,608
Computer
  Hardware 20,593         7,917   17,254        7,060    9,708        4,318
  Software  5,021         3,105    4,684        2,537      392          281
Molds      40,406         4,468    7,919        3,960        -            -
         ------------------------------------------------------------------
         $262,508   $    36,657 $224,994 $     30,926 $191,589 $     18,564
         ==================================================================
Net book
  Value             $   225,851          $    194,068          $    173,025
                    ===========          ============          ============

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

6.	Loans and Notes Payable

                                       March 31,   December 31, December 31,
                                           2000           1999         1998
                                     --------------------------------------


Payable to a stockholder of the
Company, unsecured, with quarterly
payments of interest only at 10.25%
per annum, matures October 1, 2000   $   89,692    $    90,071   $   97,828

Bank of Montreal, secured by the
personal guarantee of one of the
Company's stockholders, repayable
$862 monthly plus interest at bank
prime lending rates plus 1r% per
annum, due on demand with an agreed
upon repayment schedule                  36,222         38,973       46,468

Bank of Montreal, secured by the
personal guarantee of one of the
Company's stockholders, repayable
$359  monthly plus interest at bank
prime lending rates plus 1r% per
annum, due on demand with an agreed
upon repayment schedule                  16,144         17,322            -

Payable to a stockholder of the
Company, unsecured, without interest        500          8,399        7,826

Bank of Montreal - repaid during 1999         -              -        9,773
                                     --------------------------------------
                                        142,558        154,765      161,895
Less current portion                    142,558        154,765       56,421
                                     --------------------------------------
                                     $        -    $         -   $  105,654
                                     ======================================

Bank of Montreal prime lending rates were 7.00% - March 31, 2000, 6.50% - December 31, 1999 and 6.75% - December 31, 1998.

==========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

7.	Common Stock

Authorized:
   25,000,000 Common stock with a par value
of $.001 per share
---------------------------------------------------------------------------

8.	Subscribed Stock

In May and June 2000 the Company issued 181,600 of its common stock in private placements, representing 2.65% of 6,847,100 common stock outstanding, for $1 per share. As at March 31, 2000 the Company had received $45,000 in respect of these stock issues.

---------------------------------------------------------------------------

9.	Deferred Compensation

On January 20, 2000, the Company granted options to employees to purchase 260,000 shares of common stock at $.85 a share until January 20, 2002. 130,000 of these options are exercisable immediately and 130,000 of these options vest over a one and a half year period with 40,000 of the options vesting on each of July 20, 2000 and January 20, 2001 and the balance of 50,000 vesting on July 20, 2001. The Company has recorded deferred compensation of $39,000 based upon the difference between the exercise price and fair market value for the options granted as at March 31, 2000. The deferred compensation is amortized over the vesting period of the stock options with compensation expense of $19,500 recognized for the three-month period ended March 31, 2000.

Pro-forma information regarding Net Loss and Loss per Share is required under SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The fair value of options granted in the three month period ended March 31, 2000 was $.24. The fair value of these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following assumptions: no dividends, a risk-free interest rate of 5.59%, volatility factor of the expected market price of the Company's common stock of 0.00 and a weighted average expected life of the options of two years.

Under the accounting provisions of SFAS No. 123, the Company's January 31, 2000 Net Loss and Loss per share would have been increased to the pro-forma amounts indicated below:

                                      As Reported     Pro-forma
                                     --------------------------
Net loss for the period              $    (13,195)   $  (20,917)
Loss per stock - basic and diluted              -             -

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

10.	Income Taxes

A reconciliation of the effective tax rate and the statutory U.S. federal income tax rates are as follows:

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------

Federal tax (benefit)
  at the US federal
  statutory rate      $    (6,885)  $   (11,466)  $  (25,076)   $   76,068
Canadian income (loss)
  taxed at a different
  rate                      1,370        (1,530)      (5,939)      (14,732)
Federal tax (benefit) of
  income taxed at a lower
  rate                          -        (5,132)      (1,398)       (9,640)
Permanent differences for
  non-deductible portion
  of meals and
  entertainment and
  income tax interest
  and penalties               614           637        2,476         2,075
Over or under accruals          -         2,981        7,768        (3,307)
                     -----------------------------------------------------
                      $    (4,901)  $   (14,510)   $ (22,169)    $  50,464
                     =====================================================


The components of deferred taxes are as follows:

                                       March 31,               December 31,
                                           2000                       1999
                     -----------------------------------------------------
                                      Temporary                  Temporary
                     Difference      Tax Effect    Difference   Tax Effect

Deferred tax assets
 Canada - Tax loss
   Carryforward      $        -     $         -	   $   78,187    $  35,553
 U.S.  - Intangible
   asset                169,469          57,619             -            -
 U.S.  - Tax loss
  Carryforward
  (Expiring 2020)         4,224           1,436             -            -
 U.S.  - Stock
  Options                19,500           6,630             -            -
                     -----------------------------------------------------
                        193,193          65,685        78,187       35,553
                     -----------------------------------------------------
Deferred tax
 liabilities
 Depreciation
   Canada                (2,358)         (1,075)       (2,556)      (1,164)
   U.S.                  (7,526)         (2,559)       (8,440)      (2,870)
                     -----------------------------------------------------
                         (9,884)         (3,634)      (10,996)      (4,034)
                     -----------------------------------------------------

Net deferred tax
  Asset              $  183,309      $    62,051    $  67,191    $  31,519
                     =====================================================

MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

11.	Related Party Transactions and Balances

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------

Interest reported on
the promissory notes
payable to stockholders
of the Company       $      2,279   $     2,508  $    10,223   $     2,625

Sales to a 25%
stockholder
of the Company       $          -   $    40,811  $    73,946   $   425,489

These transactions are recorded at the exchange amount, being the amount of consideration established and agreed to by the related parties.

At the period end, the amounts due from related parties not disclosed elsewhere in these consolidated financial statements are as follows:

                                       March 31,   December 31, December 31,
                                           2000           1999         1998
                                     --------------------------------------

Trade accounts receivable from a 25%
stockholder company                  $        -    $    33,135  $    70,500

These balances are interest-free, due on demand and have arisen from the sales of product referred to above.

---------------------------------------------------------------------------

12.	Contractual Obligations

(a)	On November 8, 1995 the Company entered into a
five year licence agreement with the owner of the patents for the Company's multi-bit screwdrivers.
Under the provisions of the agreement the Company is committed to pay a unit royalty of $.45 (1998 - $.65) for each unit produced by the Company. The agreement requires minimum royalty payments of $100,000 for the year ended November 8, 1998, $125,000 for the year ended November 8, 1999 and $150,000 for the year ending
November 8, 2000.

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000

---------------------------------------------------------------------------

12.	Contractual Obligations (continued)

(b)	Subsequent to December 31, 1999 the Company
entered into two licence agreements covering the period
November 8, 1999 to November 8, 2005 with the owner of the patents for the Company's multi-bit screwdrivers.
These agreements supercede the November 8, 1995 licence agreement and divide the licencing rights between sales to national accounts (certain listed retail outlets) and sales to regular accounts (all accounts which are not national accounts). These agreements require the following royalty payments:

The National Accounts Agreement requires a unit royalty of $.30 per unit manufactured or sold. The Regular
Accounts Agreement requires a unit royalty of $.45 per unit manufactured in Canada and the U.S., $.40 per unit for the first 100,000 units annually manufactured outside of Canada and the U.S. and $.30 per unit for units in excess of 100,000 annually manufactured outside of Canada and the U.S.

The Agreements require $150,000 minimum annual royalty payments for the years ended November 8, 2000 through 2005.

The unit royalties and minimum annual royalties are to be adjusted annually commencing November 8, 2000 based upon the increase in the November 8, 1999 Consumer
Price Index for the City of Vancouver, British Columbia as provided by Statistics Canada.

The Company has the option to renew both the National and Regular Accounts Licence Agreements until December
1, 2032 provided that it pays renewal fees of $25,000 on November 8, 2002, $30,000 on November 8, 2003 and
$35,000 on November 8, 2004.

(c)	Subsequent to March 31, 2000 the Company entered
into a sub-licence agreement covering the period
November 9, 1999 to December 1, 2012 with a national account. This agreement permits the sub-licencee to manufacture and distribute the Company's drivers for a unit royalty of $.60 per unit sold. The minimum annual royalties required under the agreement for years ending
November 8 are $30,000 for  2000 and $60,000 for 2001
to 2012. If the sub-licencee has produced and is airing an "infomercial" or equivalent video promotion the minimum annual royalties are to be doubled.

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

13.	Segmented Information

The Company has determined that it operates in one industry, in the manufacture and sale of tools. Based upon the Company's internal reporting structure the Company has business segments located in Canada and the United States. Sales are attributed to Canada and the United States based upon the subsidiary's location.
Following is information about the Company's segments and a reconciliation of segment profit to net income:

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------

United States:
  Assets             $    655,234  $    551,978  $   600,486   $   548,486
  Sales                   227,151       292,034      876,938     1,546,874
  Capital
    Expenditures           32,500             -        4,732           233
  Depreciation                440           410        4,009         2,078
                     =====================================================
  Gross profit       $     86,469  $     94,388  $   287,657   $   414,547
  Corporate expense       107,095        64,722      259,865       305,845
  Other (income)
    Expense                (4,129)          208      (20,050)            -
                     -----------------------------------------------------
  Segment (loss)
    income before
    income taxes          (16,497)       29,458       47,842       108,702
  Income taxes
    (recovery)             (8,377)        8,047       16,749        23,032
                     -----------------------------------------------------
  Segment net (loss)
    Income           $     (8,120) $     21,411  $    31,093    $   85,670
                     =====================================================

Canada:
  Assets             $    352,804  $    282,526  $   397,563    $  333,196
  Sales                   154,944        97,724      576,174       523,574
  Capital
    expenditures            5,871         8,505       48,561       169,677
  Depreciation              5,368         3,271       18,301         8,722
                     =====================================================
  Gross profit       $     55,021  $     19,547  $   155,675    $   88,377
  Corporate
    expenses (net)         54,645        78,963      264,835       (36,131)
  Other expense             1,975         3,767       12,436         9,478
                     -----------------------------------------------------
  Segment (loss)
    income before
    income taxes     $     (1,599) $    (63,183)    (121,596)      115,030
  Income taxes
    (recovery)              3,476       (22,557)     (38,918)       27,432
                     -----------------------------------------------------
  Segment net
    (loss) income    $     (5,075) $    (40,626) $   (82,678)   $   87,598
                     =====================================================

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)
(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

13.	Segmented Information (continued)

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------
Total:
  Assets             $  1,008,038  $    834,504  $   998,049   $   881,682
  Sales                   382,095       389,758    1,453,112     2,070,448
  Capital
    Expenditures           38,371         8,505       53,293       169,910
  Depreciation              5,808         3,681       22,310        10,800
                     =====================================================
  Gross profit       $    141,490  $    113,935  $   443,332   $   502,924
  Corporate
    expenses              161,740       143,685      524,700       269,714
  Other (income)
    Expense                (2,154)        3,975       (7,614)        9,478
                     -----------------------------------------------------
(Loss) income before
  income taxes            (18,096)      (33,725)     (73,754)      223,732
Income taxes
  (recovery)               (4,901)      (14,510)     (22,169)       50,464
                     -----------------------------------------------------
Net (loss) income    $    (13,195)  $   (19,215)  $  (51,585)   $  173,268
                     =====================================================


                                       March 31,   December 31, December 31,
                                           2000           1999         1998
                                     --------------------------------------
Fixed Assets and Other Assets:
  Canada                             $  185,350    $   185,627  $   165,307
  U.S.                                   40,501          8,441        7,718
                                     --------------------------------------
                                     $  225,851    $   194,068  $   173,025
                                     ======================================

===========================================================================
MegaPro Tools, Inc.
Notes to Consolidated Financial Statements
(Stated in U.S. Funds)

(Information related to the three-month periods ended March
31, 2000 and 1999 is unaudited)
March 31, 2000
---------------------------------------------------------------------------

14.	Sales to Major Customers

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------

Sales to two U.S.
  segment customers  $    115,509  $    124,227  $   265,796   $   476,463

--------------------------------------------------------------------------

15.	Supplemental Disclosure of Cash Flow Information

                     Three-Months  Three-Months         Year          Year
                            Ended         Ended        Ended         Ended
                         March 31,     March 31, December 31,  December 31,
                             2000          1999         1999          1998
                     -----------------------------------------------------

Cash basis
  Interest paid       $      3,055  $     2,969  $    13,679   $     2,434
  Income taxes
    (received) paid   $        (29) $    41,696  $    41,696   $    72,365

                     AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

                            PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation (which is not the case with our Articles of Incorporation). Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless: (a) such indemnification is expressly required to be made by law; (b) the proceeding was authorized by our Board of Directors; (c) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or (d) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee*        $250
Federal Taxes                                               $NIL
State Taxes and Fees                                        $NIL
Transfer Agent Fees                                         $1,000
Accounting fees and expenses                                $5,000
Legal fees and expenses                                     $20,000
Blue Sky fees and expenses                                  $2,000
Miscellaneous                                               $ NIL
                                                            ---------
Total                                                       $28,250
                                                            =========
-------------------------------------------------------------------------
* All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of this offering. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,200,000 common shares on September 30, 1999 when we acquired Mega Tools Ltd. from Ms. Maria Morgan, Envision Worldwide Products Ltd., Mr. Robert Jeffery, Mr. Lex Hoos and Mr. Eric Paakspuu. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. The 6,200,000 shares of common stock are restricted shares, as defined in the Act.

We completed an offering of 350,000 shares of our common stock to one (1) purchaser at a price of $0.10 per share on September 30, 1999. The total amount received from this offering was $35,000. We completed the offering pursuant to Regulation S of the Securities Act. The investor represented to us that he was a Non-U.S. Person as defined in the Regulation. We did not engage in a distribution of this offering in the United States. The investor represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued in accordance with Regulation S. In addition, the investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The investor was Mr. Robert Jeffery, one of the selling shareholders named in this prospectus.

We completed an offering of 115,500 common shares to a total of thirty three (33) purchasers at a price of $1.00 per share pursuant to Regulation S of the Securities Act on November 24, 1999. The total amount received from this offering was $115,500. Each purchaser represented to us that the purchaser was a Non-U.S. Person as defined in the Regulation. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. In addition, all purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed an offering of 134,100 common shares to a total of seventeen (17) purchasers at a price of $1.00 per share pursuant to Rule 504 of Regulation D of the Securities Act on May 11, 2000. The total amount received from this offering was $134,100. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.
Appropriate legends were affixed to the stock certificates issued in accordance with Regulation D. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation D offering.

We completed an offering of 47,500 common shares to a total of seventeen (16) purchasers at a price of $1.00 per share pursuant to Rule 504 of Regulation D of the Securities Act on June 1, 2000. The total amount received from this offering was $47,500. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.
Appropriate legends were affixed to the stock certificates issued in accordance with Regulation D. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation D offering.


ITEM 27. EXHIBITS.

EXHIBIT
NUMBER        DESCRIPTION
-------       --------------------
3.1           Articles of Incorporation
3.2           Articles of Amendment changing the Company's name
              to Mega Pro Tools Corporation
3.3           Articles of Amendment changing the Company's name
              to MegaPro Tools Inc.
3.4           Articles of Amendment amending Article 6
3.5           Amended By-Laws
4.1           Share Certificate
5.1           Opinion of Cane & Company, LLC, with consent to use
10.1          Acquisition Agreement dated September 30, 1999
              between the Company and Ms. Maria Morgan,
              Envision Worldwide Products Ltd., Mr. Robert
              Jeffery, Mr. Lex Hoos and Mr. Eric Paakspuu
10.2          Jore Sublicense Agreement for Canada
10.3	        Jore Sublicense Agreement for US

10.4          National Account License Agreement for Canada
10.5          National Account License Agreement for US
10.6          Regular Account License Agreement for Canada
10.7          Regular Account License Agreement for US
23.1          Consent of BDO Dunwoody, LLP
27.1          Financial Data Schedule


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of
the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising
after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)	To include any material information with respect to the
plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                           SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver, Province of British Columbia on June 20, 2000.

                                   MEGAPRO TOOLS INC.

 					  By: /s/ Neil Morgan
                                   _________________________
                                   Neil Morgan, President


                        POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Neil Morgan, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates stated.

SIGNATURE               CAPACITY IN WHICH SIGNED         DATE

/s/ Neil Morgan         President and Chief Executive    June 20, 2000
---------------------   Officer (Principal Executive
Neil Morgan             Officer) and Director

                        Chief Financial Officer          June 20, 2000
/s/ David Bonner        (Principal Financial /
---------------------   Accounting Officer)
David Bonner            and Director